Agreement and Plan of Merger

among

nFüsz, Inc., as the Parent

NF Merger Sub, Inc., as Merger Sub No. 1,

NF Acquisition Company, LLC, as Merger Sub No. 2,

Sound Concepts, Inc., as the Company,

the Shareholders of Sound Concepts, Inc.,

and

the Shareholders’ Representative

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3

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Index of Exhibits

Exhibit A – Form of Escrow Agreement

Exhibit B – Form of Lock-up Agreement

Exhibit C – Directors and Officers of the Surviving Entity

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AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), dated as of November 8, 2018, is entered into by and among nFüsz, Inc., a Nevada corporation (the “Parent”), NF Merger Sub, Inc., a Utah corporation and a wholly-owned subsidiary of the Parent (“Merger Sub No. 1”), NF Acquisition Company, LLC, a Utah limited liability company and a wholly-owned subsidiary of the Parent (“Merger Sub No. 2”), Sound Concepts, Inc., a Utah corporation (the “Company”), the undersigned shareholders of the Company (each, a “Shareholder,” and, collectively, the “Shareholders”), and the Shareholders’ Representative (as defined below).

RECITALS

WHEREAS, (i) the respective Boards of Directors and Board of Managers of the Parent, Merger Sub No. 1, Merger Sub No. 1, and the Company have deemed it advisable and in the best interests of their respective stockholders, members, and shareholders that the Company be acquired by the Parent, which acquisition is to be effected by a two-step merger, consisting of merging Merger Sub No. 1 with and into the Company, with the Company surviving the “first step” of the Merger as a wholly-owned subsidiary of the Parent and, immediately thereafter, merging the Company with and into Merger Sub No. 2, with Merger Sub No. 2 surviving the “second step” of the Merger (collectively, the “Merger”), all on the terms and subject to the conditions set forth herein, (ii) such Boards of Directors and Board of Managers have approved this Agreement and the Merger, and (iii) the Board of Directors of the Company (the “Company Board”) has recommended the approval of this Agreement and the Merger by the Shareholders;

WHEREAS, the Shareholders own all of the issued and outstanding Company Shares (as defined below) and, by their execution of this Agreement, hereby approve this Agreement, the Merger, and the transactions contemplated hereby by written consent in accordance with the applicable provisions of the URBCA (as defined below);

WHEREAS, the parties hereto intend that the Merger shall qualify as a “reorganization” under the provisions of Section 368(a) of the Code (as defined below) and for this Agreement to constitute a “plan of reorganization” within the meaning of Treasury Regulations promulgated thereunder.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
Definitions

The following terms have the meanings specified or referred to in this ARTICLE I:

“Acquisition Proposal” has the meaning set forth in Section 5.03(a).

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena, or investigation of any nature, civil, criminal, administrative, regulatory, or otherwise, whether at law or in equity, by or before any Governmental Authority.

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“Affiliate” of a Person means any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

“Affiliate Agreement” has the meaning set forth in Section 3.25.

“A.G.P.” means A.G.P. / Alliance Global Partners, a unit of Euro Pacific Capital, Inc.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Annual Financial Statements” has the meaning set forth in Section 3.06.

“Articles of Merger,” “First Step Articles of Merger,” and “Second Step Articles of Merger,” have the meanings set forth in Section 2.04.

“Audited Financial Statements” has the meaning set forth in Section 5.13.

“Basket” has the meaning set forth in Section 8.04(a).

“Benefit Plan” has the meaning set forth in Section 3.20(a).

“Business Day” means any day except Saturday, Sunday, or any other day on which commercial banks located in the State of Utah or the State of California are authorized or required by Law to be closed for business.

“Cash Consideration” means an amount in cash equal to $15,000,000.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

“Closing” has the meaning set forth in Section 2.02.

“Closing Date” has the meaning set forth in Section 2.02.

“Closing Indebtedness Amount” means, as of immediately prior to the Effective Time, the aggregate amount of Indebtedness of the Company, including all accrued and unpaid interest, prepayment penalties or fees, and other unpaid fees and expenses payable in respect of such Indebtedness through the Effective Time.

“Closing Merger Consideration” means the sum of (a) the Net Cash Consideration plus (b) the Closing Parent Shares.

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“Closing Parent Shares” means the sum of (a) the Parent Shares less (b) the Escrow Shares.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor law, and regulations issued by the Internal Revenue Service pursuant thereto.

“Commission” means the United States Securities and Exchange Commission.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Board” has the meaning set forth in the recitals to this Agreement.

“Company Common Stock” means the common stock, no par value per share, of the Company.

“Company Intellectual Property” means all Intellectual Property that is owned or held for exclusive use by the Company.

“Company IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, permissions, and other Contracts (including any right to receive or obligation to pay royalties or any other consideration), whether written or oral, relating to Intellectual Property to which the Company is a party, beneficiary, or otherwise bound.

“Company IP Registrations” means all Company Intellectual Property that is subject to any issuance registration, application, or other filing by, to, or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names, and copyrights, issued and reissued patents, and pending applications for any of the foregoing.

“Company Material Adverse Effect” means any event, occurrence, fact, condition, or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise), or assets of the Company or (b) the ability of the Company or any Shareholder to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Company Material Adverse Effect” shall not include any of the following, or any event, occurrence, fact, condition, or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company operates; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities, or terrorism, or the escalation or worsening thereof; (v) natural disasters, acts of God or other force majeure events; (vi) any action required or permitted by this Agreement, except pursuant Section 3.05 and Section 5.08; (vii) any changes in applicable Laws or accounting rules, including GAAP, or the interpretation or enforcement thereof; or (viii) the public announcement, pendency, or completion of the transactions contemplated by this Agreement; provided, further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i) through (v) immediately above shall be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on the Company compared to other participants in the industries in which the Company conducts its businesses.

“Company Shares” means shares of Company Common Stock.

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“Company Transaction Expenses” means all (a) costs, fees, and expenses incurred (whether or not invoiced or accrued) by the Company prior to the Closing in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of advisors and consultants (including investment bankers, brokers, lawyers, and accountants) arising out of, relating to, or incidental to the discussion, evaluation, negotiation, and documentation of the transactions contemplated hereby; (b) transactional bonuses that become due as a result of the Merger and are actually paid or accrued by virtue of obligations created by the Company prior to the Closing Date; and (c) severance payments that become due as a result of the Merger and are actually paid or accrued by virtue of obligations created by the Company prior to the Closing Date.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, undertakings, indentures, joint ventures, and all other legally binding agreements, commitments, and arrangements, whether written or oral.

“D&O Indemnified Party” has the meaning set forth in Section 5.09(a).

“D&O Indemnifying Parties” has the meaning set forth in Section 5.09(b).

“Direct Claim” has the meaning set forth in Section 8.05(c).

“Disclosure Schedules” means the Schedules delivered by the Company under ARTICLE III concurrently with the execution and delivery of this Agreement.

“Disputed Amounts” has the meaning set forth in Section 2.16(c)(iii).

“Dollars” or “$” means the lawful currency of the United States of America.

“Effective Time” has the meaning set forth in Section 2.04.

“Encumbrance” means any charge, valid claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification, and injunctive relief) arising out of, based on, or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal, or remediation of any Hazardous Materials.

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“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision, or other action required under, or issued, granted, given, authorized by, or made pursuant to, Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code.

“Escrow Agent” means ●.

“Escrow Agreement” means the Escrow Agreement to be entered into by the Parent, the Shareholders’ Representative, and the Escrow Agent at the Closing, substantially in the form of Exhibit A.

“Escrow Shares” means twenty-five percent (25%) of the number of Parent Shares, which shall have all of the attributes of Parent Shares (e.g., the rights to receive dividends, if, when, and as declared by the Company and the rights to vote) and, subject to the provisions of the Escrow Agreement, the Shareholders shall be the record and beneficial owners thereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

“Financial Statements” has the meaning set forth in Section 3.06.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Government Contracts” has the meaning set forth in Section 3.09(a)(viii).

“Governmental Authority” means any federal, state, local, or foreign government or political subdivision thereof, any agency or instrumentality of such government or political subdivision, any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations, or orders of such organization or authority have the force of Law), or any arbitrator, court, or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination, or award entered by or with any Governmental Authority.

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“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral, or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

“Indebtedness” means, without duplication and with respect to the Company, (a) all indebtedness for borrowed money, (b) all obligations for the deferred purchase price of property or services, (c) all obligations evidenced by notes, bonds, debentures, or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (f) all obligations, contingent or otherwise, under acceptance, letter of credit, or similar facilities, (g) all obligations under any interest rate, currency swap, or other hedging agreement or arrangement, (h) all obligations in the nature of guarantees made by the Company on behalf of any third party in respect of the obligations described in clauses (a) through (g), above, but only to the extent of amounts actually due by or from the Company pursuant to such guaranties, and (i) any unpaid interest or prepayment, exit, or rescheduling or other penalties, premiums, costs, and/or fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (h).

“Indemnified Party” has the meaning set forth in Section 8.05.

“Indemnifying Party” has the meaning set forth in Section 8.05.

“Independent Accountant” has the meaning set forth in Section 2.16(c)(iii).

“Insurance Policies” has the meaning set forth in Section 3.16.

“Intellectual Property” means all intellectual property and industrial property rights and assets, and all rights, interests, and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all: (a) trademarks, service marks, trade names, brand names, logos, trade dress, design rights, and other similar designations of source, sponsorship, association, or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications, and renewals for, any of the foregoing; (b) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and related content, accounts with Twitter, Facebook and other social media companies and the content found thereon and related thereto, and URLs; (c) works of authorship, expressions, designs, and design registrations, whether or not copyrightable, including copyrights, author, performer, moral, and neighboring rights, and all registrations, applications for registration, and renewals of such copyrights; (d) inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections, and other confidential and proprietary information and all rights therein; (e) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions, and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents, and patent utility models); (f) software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases, specifications, and documentation related to such software and firmware; and (g) semiconductor chips and mask works.

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“Interim Balance Sheet” has the meaning set forth in Section 3.06.

“Interim Balance Sheet Date” has the meaning set forth in Section 3.06.

“Interim Financial Statements” has the meaning set forth in Section 3.06.

“Key Employees” means McKinley J. Oswald, Jason Matheny, Colby Allen, and JJ Oswald.

“Knowledge” means, when used with respect to the Company, the actual or constructive knowledge of any Shareholder or any director or officer of the Company.

“Law” means any statute, law, ordinance, regulation, rule, code, constitution, treaty, common law, rule of law, Governmental Order, or other requirement of any Governmental Authority.

“Liabilities” means any liabilities, obligations, or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured, or otherwise.

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include (i) punitive damages, except in the case of fraud or to the extent actually awarded to a Governmental Authority or other third party, (ii) any incidental, indirect, exemplary, or other special damages, or (iii) damages based on any multiple; provided, further, however, that, in the case of fraud, “Losses” shall include each of the items itemized in the immediately preceding proviso.

“Material Contracts” has the meaning set forth in Section 3.09(a).

“Material Customers” has the meaning set forth in Section 3.15(a).

“Material Suppliers” has the meaning set forth in Section 3.15(b).

“Merger” has the meaning set forth in the recitals to this Agreement.

“Merger Consideration” the sum of (a) the Closing Merger Consideration plus (b) the portion, if any, of the Escrow Shares that the Shareholders become entitled to receive pursuant to the terms of this Agreement and the Escrow Agreement.

“Merger Consideration Certificate” means a certificate signed by the Company and the Shareholders that sets forth, as of the Closing Date and immediately prior to the Effective Time, (a) the names and addresses of all Shareholders and the number of Company Shares held by such Shareholders; (b) a calculation of the Closing Merger Consideration; (c) each Shareholder’s Pro Rata Share (as a percentage interest and the interest in dollars in respect of the Net Cash Consideration and number of shares in respect of the Closing Parent Shares) of the Closing Merger Consideration; and (d) each Shareholder’s Pro Rata Share (as a percentage interest and the interest in number of shares) of the Escrow Shares. The Parent will be entitled to rely conclusively on the amounts and other information set forth in the Merger Consideration Certificate.

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“Merger Sub No. 1” has the meaning set forth in the preamble to this Agreement.

“Merger Sub No. 2” has the meaning set forth in the preamble to this Agreement.

“Multiemployer Plan” has the meaning set forth in Section 3.20(c).

“Net Cash Consideration” means the sum of the Cash Consideration.

“Organizational Documents” means (a) in the case of a Person that is a corporation, its articles or certificate of incorporation and its by-laws, regulations, or similar governing instruments required by the laws of its jurisdiction of formation or organization; (b) in the case of a Person that is a partnership, its articles or certificate of partnership, formation, or association and its partnership agreement (in each case, limited, limited liability, general, or otherwise); (c) in the case of a Person that is a limited liability company, its articles or certificate of formation or organization and its limited liability company agreement or operating agreement; and (d) in the case of a Person that is none of a corporation, partnership (limited, limited liability, general, or otherwise), limited liability company, or natural person, its governing instruments as required or contemplated by the laws of its jurisdiction of organization.

“Parent” has the meaning set forth in the preamble to this Agreement.

“Parent Common Stock” means the common stock, par value $0.0001 per share, of the Parent.

“Parent Material Adverse Effect” means any event, occurrence, fact, condition, or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise), or assets of the Parent or (b) the ability of the Parent to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Parent Material Adverse Effect” shall not include any event, occurrence, fact, condition, or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Parent operates; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities, or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement; (vi) any changes in applicable Laws or accounting rules, including GAAP; or (vii) the public announcement, pendency, or completion of the transactions contemplated by this Agreement; provided, further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i) through (iv) immediately above shall be taken into account in determining whether a Parent Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on the Parent compared to other participants in the industries in which the Parent conducts its businesses.

“Parent Indemnitees” has the meaning set forth in Section 8.02.

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“Parent Public Offering” means the sale and issuance, no earlier than three Business Days prior to the Closing Date, in a public offering pursuant to the Registration Statement, of shares of Parent Common Stock.

“Parent SEC Reports” has the meaning set forth in Section 4.07(b).

“Parent Share Price” means the price per share of Parent Common Stock as of the Closing.

“Parent Shares” means the number of shares of Parent Common Stock obtained by dividing $10,000,000 by the Parent Share Price.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances, and similar rights, in each case, obtained, or required to be obtained, from Governmental Authorities.

“Permitted Encumbrances” has the meaning set forth in Section 3.10(a).

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association, or other entity.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

“Post-Closing Taxes” means Taxes of the Company for any Post-Closing Tax Period.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning on or before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Pre-Closing Taxes” means Taxes of the Company for any Pre-Closing Tax Period.

“Pro Rata Share” means, with respect to any Shareholder, such Shareholder’s ownership interest in the Company as of immediately prior to the Effective Time, determined by dividing (a) the number of Company Shares owned of record by such Shareholder as of immediately prior to the Effective time, by (b) the aggregate number of Company Shares issued and outstanding immediately prior to the Effective Time.

“Qualified Benefit Plan” has the meaning set forth in Section 3.20(c).

“Real Property” means the real property owned, leased, or subleased by the Company, together with all buildings, structures, and facilities located thereon.

“Registration Statement” means that certain Registration Statement on Form S-1, file number 333-226840, filed by the Parent with the Commission on August 14, 2018 in connection with the Parent Public Offering, and all amendments thereto.

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“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing, or allowing to escape or migrate into or through the environment (including ambient air, surface water, groundwater, land surface, or subsurface strata or within any building, structure, facility, or fixture).

“Representative” means, with respect to any Person, any and all directors, managing members, managers, officers, employees, consultants, financial advisors, counsel, accountants, and other agents of such Person.

“Resolution Period” has the meaning set forth in Section 2.16(c)(ii).

“Restricted Business” means any business that would be directly or indirectly competitive with the Company as of the Closing Date.

“Restricted Period” has the meaning set forth in Section 5.06(a).

“Review Period” has the meaning set forth in Section 2.16(c)(i).

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

“Shareholder” and “Shareholders” have the respective meanings set forth in the preamble to this Agreement.

“Shareholder Indemnitees” has the meaning set forth in Section 8.03.

“Shareholders’ Representative” means McKinley J. Oswald, an individual.

“Side Letter” means that certain letter by and among the parties hereto, dated the date of this Agreement.

“Statement of Objections” has the meaning set forth in Section 2.16(c)(ii).

“Straddle Period” has the meaning set forth in Section 6.05.

“Surviving Entity” has the meaning set forth in Section 2.01.

“Taxes” means all national or multinational, federal, state, local, foreign, and other taxes, fees, tariffs, stamp taxes, duties (including any customs duties, tariffs, fees and processing charges), charges, levies, or assessments imposed by any Governmental Authority, including those characterized as income, corporation, capital gains, excise, gross receipts, ad valorem, sales and use, goods and services, harmonized sales, use, employment, franchise, profits, gains, property (real or personal), transfer, payroll, social security contributions, Medicare, Medicaid, license, severance, occupation, premium, windfall profits, environmental, capital stock, withholding, unemployment, disability, registration, value added, estimated, alternative or add on minimum, or intangibles taxes, of any kind whatsoever (whether payable directly or by withholding), whether disputed or not, together with any interest and any penalties, fines, additions to tax, or additional amounts imposed by any Governmental Authority with respect thereto, whether disputed or not, and any liability for the payment of any amounts of the type described above as a result of being a member of an affiliated, consolidated, combined, or unitary group for any period, as a result of a tax sharing, tax allocation, or tax indemnification contract, or as a result of being liable for another Person’s taxes, as a transferee or successor, by contract or otherwise.

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“Taxing Authority” means the United States Internal Revenue Service and any other Governmental Authority responsible for the administration of any Tax.

“Tax Return” means any return, declaration, report, claim for refund, declaration of estimated Tax, information return or statement, or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, and including, where permitted or required, combined, consolidated, or unitary returns for any group of entities that includes the Company or any of its Affiliates.

“Territory” means each state and territory of the United States of America.

“Third-party Claim” has the meaning set forth in Section 8.05(a).

“Third-party Payment” has the meaning set forth in Section 8.05(f).

“Undisputed Amounts” has the meaning set forth in Section 2.16(c)(iii).

“Union” has the meaning set forth in Section 3.21(b).

“URBCA” shall mean the Utah Revised Business Corporation Act, as amended.

“URULLCA” shall mean the Utah Revised Uniform Limited Liability Company Act, as amended.

“Utah Division” means the Division of Corporations and Commercial Code of the Utah Department of Commerce.

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs, and employment losses.

ARTICLE II
the merger

Section 2.01 The Merger. On the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the URBCA and the URULLCA, at the Effective Time, (a) the Company shall merge with and into Merger Sub No. 1 with the Company surviving the “first step” of the Merger as a wholly-owned subsidiary of the Parent (and the separate corporate existence of Merger Sub No. 1 shall cease) and, immediately thereafter, the Company shall merge with and into Merger Sub No. 2, with Merger Sub No. 2 surviving the “second step” of the Merger such that (b) upon the conclusion of the “second step” of the Merger, the separate corporate existence of the Company shall cease and Merger Sub No. 2 shall continue its limited liability company existence under Utah law as the Surviving Entity in the Merger (sometimes referred to herein as the “Surviving Entity”) and as a wholly-owned subsidiary of the Parent. The Merger shall have the effects set forth in the applicable provisions of the URBCA and the URULLCA.

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Section 2.02 Closing. Subject to the conditions of this Agreement, the closing of the transactions contemplated by this Agreement, including the Merger (the “Closing”), shall occur by electronic exchange of documents no later than three Business Days after the last of the conditions to Closing set forth in ARTICLE VII has been satisfied or waived (other than conditions, which, by their nature, are to be satisfied on the Closing Date) (the date on which the Closing takes place being the “Closing Date”) and shall be deemed effective as of the Effective Time.

Section 2.03 Closing Deliverables.

(a) At or prior to the Closing, the Company shall deliver to the Parent the following:

(i) the Escrow Agreement duly executed by the Shareholders’ Representative;

(ii) resignations of the directors and officers of the Company pursuant to Section 5.07;

(iii) a certificate, dated the Closing Date and signed by a duly authorized officer of the Company, that each of the conditions set forth in Section 7.01(a) and Section 7.01(b) has been satisfied;

(iv) a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Company certifying that (A) attached thereto are true and complete copies of all resolutions adopted by the Company Board authorizing the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby and (B) all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby;

(v) a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Company certifying the names and signatures of the officers of the Company authorized to sign this Agreement and the other documents to be delivered hereunder;

(vi) a good standing certificate (or its equivalent) for the Company from the Utah Division;

(vii) the Merger Consideration Certificate;

(viii) a certificate from the Company, dated as of the Closing Date, certifying to the effect that either (A) no interest in the Company is a U.S. real property interest or (B) the Corporation is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (such certificate in the form required by Treasury Regulation Section 1.897-2(h) and 1.1445-3(c));

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(ix) the “lock-up” agreements, each substantially in the form of Exhibit B hereto, duly executed by each of the Shareholders; and

(x) such other documents or instruments as the Parent reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

(b) At the Closing, the Parent shall deliver:

(i) to each Shareholder (and subject to Section 2.09(b)):

(A) payment by wire transfer of immediately available funds of the amount of such Shareholder’s Pro Rata Share of the Net Cash Consideration payable pursuant to Section 2.08(a) and in accordance with the Merger Consideration Certificate; and

(B) stock certificates representing such Shareholder’s Pro Rata Share of Closing Parent Shares issuable pursuant to Section 2.08(a) and in accordance with the Merger Consideration Certificate;

(ii) to the Escrow Agent, stock certificate(s) representing the Escrow Shares;

(iii) to the Company:

(A) the Escrow Agreement duly executed by the Parent;

(B) a certificate, dated the Closing Date and signed by a duly authorized officer of the Parent, that each of the conditions set forth in Section 7.02(a) and Section 7.02(b) has been satisfied;

(C) a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Parent, Merger Sub No. 1, and Merger Sub No. 2 certifying that attached thereto are true and complete copies of all resolutions adopted by the Boards of Directors or Board of Managers, as relevant, of Parent, Merger Sub No. 1, and Merger Sub. No. 2 authorizing the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby;

(D) a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Parent, Merger Sub No. 1, and Merger Sub No. 2 certifying the names and signatures of the officers or managers, as relevant, of the Parent, Merger Sub No. 1, and Merger Sub No. 2 authorized to sign this Agreement and the other documents to be delivered hereunder; and

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(E) such other documents or instruments as the Company reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 2.04 Effective Time. Subject to the provisions of this Agreement, on the Closing Date, the Company, the Parent, Merger Sub No. 1, and Merger Sub No. 2 shall cause the “first step” Articles of Merger (the “First Step Articles of Merger”) and the “second step” Articles of Merger (the “Second Step Articles of Merger”; collectively, with the “First Step Articles of Merger, the “Articles of Merger”) to be executed and filed with the Utah Division in accordance with the relevant provisions of the URBCA and the URULLCA, as applicable, and shall make all other filings or recordings required by the URBCA and the URULLCA in connection with the Merger. The Merger shall become effective at such time as the Second Step Articles of Merger have been duly filed with the Utah Division in accordance with the URULLCA or at such later date or time as may be agreed by the Company and the Parent in writing and specified in the Second Step Articles of Merger in accordance with the URULLCA (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

Section 2.05 Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the URBCA and the URULLCA. Without limiting the generality of the foregoing, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses, and authority of the Company and Merger Sub No. 2 shall vest in the Surviving Entity, and all debts, liabilities, obligations, restrictions, and duties of each of the Company and Merger Sub No. 2 shall become the debts, liabilities, obligations, restrictions, and duties of the Surviving Entity.

Section 2.06 Articles of Organization; Operating Agreement. At the Effective Time, (a) the Articles of Organization of the Surviving Entity shall be amended as a result of the Merger to change the name of the Surviving Entity to a name virtually identical to the name in the Company’s Articles of Incorporation as in effect immediately prior to the Effective Time, and such amended Articles of Organization shall remain in effect until thereafter amended in accordance with the terms thereof or as provided by applicable Law and (b) the Operating Agreement of the Surviving Entity shall remain in effect, except that the name of the Surviving Entity shall be virtually identical to the name of the Company and such amended Operating Agreement shall remain in effect until thereafter amended in accordance with the terms thereof, the Articles of Organization of the Surviving Entity, or as provided by applicable Law.

Section 2.07 Directors and Officers. From and after the Effective Time, the directors and officers of the Surviving Entity shall be as set forth on Exhibit C hereto until their respective successors have been duly elected or appointed and qualified or until their respective earlier death, resignation, or removal in accordance with the Articles of Organization and Operating Agreement of the Surviving Entity.

Section 2.08 Effect of the Merger on Capital Stock of the Company and Merger Sub No. 1 and the Equity of Merger Sub No. 2. At the Effective Time, as a result of the Merger and without any action on the part of the Parent, Merger Sub No. 1, Merger Sub No. 2, the Company, or any Shareholder:

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(a) Conversion of Company Shares. Each Company Share issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive a proportionate share of the Closing Merger Consideration, together with any amounts that may become payable in respect of such Company Share in the future from the Escrow Shares as provided in this Agreement and the Escrow Agreement, at the respective times and subject to the contingencies specified herein and therein. No fractional Parent Common Stock shall be issued as a result of the Merger. If any fractional Parent Common Stock would otherwise result from the Merger, the number of securities required to be issued to the applicable Shareholder shall be rounded up to the nearest whole number of Parent Shares.

(b) Conversion of Merger Sub No. 1 Capital Stock and Merger Sub No. 2 Membership Units. Each share of common stock, par value $0.001 per share, of Merger Sub No. 1 issued and outstanding immediately prior to the filing of the First Step Articles of Merger shall be converted into and become one newly issued, fully paid, and non-assessable share of common stock of the Company and, immediately thereafter, in connection with the filing of the Second Step Articles of Merger, such remaining issued and outstanding share shall be converted into and become one newly issued, fully paid, and non-assessable membership unit of the Surviving Entity (Merger Sub No. 2).

(c) Treasury Stock. Any Company Shares held by the Company as treasury shares or by the Parent immediately prior to the filing of the First Step Articles of Merger shall automatically be canceled and cease to exist as upon such filing and no consideration shall be delivered or deliverable therefor.

Section 2.09 Surrender and Payment.

(a) At the Effective Time, all Company Shares outstanding immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist and each Shareholder (and any other holder of a certificate formerly representing any Company Shares) shall cease to have any rights as a shareholder of the Company.

(b) The Parent shall, no the later than (i) the Closing Date or (ii) the second Business Day following Parent’s or Parent’s counsel’s receipt from a Shareholder of a stock certificate or certificates representing such Shareholder’s Company Shares, together with any other customary documents that the Parent may reasonably require in connection therewith, pay to such Shareholder such Shareholder’s Pro Rata Share of the Closing Merger Consideration not previously paid to such shareholder with respect to the Company Shares represented by the stock certificate(s) so delivered, and such stock certificate(s) shall forthwith be cancelled. No interest shall be paid or shall accrue on any Merger Consideration payable upon surrender of any stock certificate representing Company Shares. After the Closing and until surrendered in accordance with this Section 2.09(b), each outstanding stock certificate that, prior to the Effective Time represented Company Shares, shall be deemed from and after the Effective Time, for all purposes, to evidence the right to receive the portion of the Merger Consideration as provided in Section 2.08(a).

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Section 2.10 Escrow Shares. In accordance with the Escrow Agreement, at the Closing, the Parent shall deposit, or cause to be deposited, the Escrow Shares with the Escrow Agent, to be held for the purpose of securing in part the indemnification obligations of the Shareholders set forth in this Agreement. The Shareholders acknowledge that the Escrow Shares do not constitute the Parent’s sole or primary source of satisfaction of the Shareholders’ indemnification obligations hereunder. Further, in the event that the Parent utilizes the Escrow Shares in satisfaction of any or all of the Shareholders’ indemnifications obligations, for indemnification purposes only, each Escrow Share so utilized shall be valued at the Parent Share Price.

Section 2.11 No Further Ownership Rights in Company Shares. All Merger Consideration paid or payable in accordance with the terms hereof shall be deemed to have been paid or payable in full satisfaction of all rights pertaining to the Company Shares formerly represented by stock certificates formerly representing Company Shares, and from and after the Effective Time, there shall be no further registration of transfers of Company Shares or membership units on the equity transfer books of the Surviving Entity.

Section 2.12 Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur, including by reason of any reclassification, recapitalization, stock split (including reverse stock split), or combination, exchange, or readjustment of shares, or any stock dividend or distribution paid in stock, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to reflect such change.

Section 2.13 Withholding Rights. The Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this ARTICLE II such amounts as may be required to be deducted and withheld with respect to the making of such payment under any provision of Tax Law. To the extent that amounts are so deducted and withheld by the Parent, and actually paid by the Parent to the recipient thereof pursuant to such applicable Tax Law, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom the Parent made such deduction and withholding.

Section 2.14 Reserved.

Section 2.15 Waiver of Dissenters’ Rights. Each Shareholder hereby waives any rights of dissent or other similar rights that such Shareholder may have as a result of, or otherwise in connection with, the Merger or any of the other transactions contemplated by this Agreement.

ARTICLE III
Representations and warranties of THE company and the sHAREholders

Except as set forth in the correspondingly numbered Schedule that relates to such Section or in another Schedule to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such Section, the Company and the Shareholders, jointly and severally (except in respect of Section 3.01 and Section 3.26, which representations and warranties are made by each of the Shareholders, severally and not jointly, as to such Shareholder and not by the Company), represent and warrant to the Parent, Merger Sub No. 1, and Merger Sub No. 2 that the statements contained in this ARTICLE III are true and correct as of the date hereof.

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Section 3.01 Authority of the Shareholders; No Conflicts or Consents in Respect of the Shareholders.

(a) Each Shareholder has full capacity, power, and authority to enter into this Agreement and to carry out such Shareholder’s obligations hereunder. This Agreement has been duly executed and delivered by each Shareholder and (assuming due authorization, execution, and delivery by each other party hereto) this Agreement constitutes a legal, valid, and binding obligation of each Shareholder enforceable against such Shareholder in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, and other similar laws affecting creditors’ rights generally and by general principles of equity.

(b) The execution, delivery, and performance by each Shareholder of this Agreement and the consummation of the transactions contemplated hereby, do not and will not: (i) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of any Shareholder (ii) conflict with or result in a violation or breach of any provision of any Law applicable to any Shareholder; or (iii) require the consent of, notice to, or other action by, any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of, or create in any party the right to accelerate, terminate, modify, or cancel, any Contract to which any Shareholder is a party or by which any Shareholder is bound or to which any Company Shares held by such Shareholder is subject. No consent, approval, Permit, Governmental Order, declaration, or filing with, or notice to, any Governmental Authority is required by or with respect to each Shareholder in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

Section 3.02 Organization and Qualification of the Company; Authority of the Company.

(a) The Company is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Utah and has full corporate power and authority to own, operate, or lease the properties and assets now owned, operated, or leased by it and to carry on its business as it has been and is currently conducted. Schedule 3.02(a) sets forth each jurisdiction in which the Company is licensed or qualified to do business, and the Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified, or in good standing would not have a Company Material Adverse Effect.

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(b) The Company has full corporate power and authority to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery, and performance of this Agreement or to consummate the Merger and the other transactions contemplated hereby. The affirmative vote or consent of the Shareholders representing a majority of the outstanding Company Shares is the only vote or consent of the holders of any class or series of the Company’s capital stock required to approve this Agreement and the Merger. This Agreement has been duly executed and delivered by the Company and (assuming due authorization, execution, and delivery by each other party hereto) this Agreement constitutes a legal, valid, and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, and other similar laws affecting creditors’ rights generally and by general principles of equity.

(c) The Company Board, by resolutions duly adopted by unanimous written consent, has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, the Shareholders, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, in accordance with the applicable provisions of the URBCA, (iii) directed that this Agreement and the Merger be submitted to the Shareholders for their approval, and (iv) recommended that the Shareholders approve this Agreement and the Merger.

Section 3.03 Capitalization.

(a) The authorized capital stock of the Company consists of 150,000 Company Shares, of which 122,413 Company Shares are issued and outstanding. All of the issued and outstanding Company Shares are (i) duly authorized, validly issued, fully paid, and non-assessable; (ii) not subject to any preemptive rights created by statute, the Organizational Documents of the Company, or any agreement to which the Company or any Shareholder is a party; (iii) free and clear of any Encumbrances (other than restrictions on transfer imposed by state and federal securities Laws); and (iv) owned of record and beneficially by the Shareholders in the respective amounts set forth in Schedule 3.03(a).

(b) All of the issued and outstanding Company Shares were issued in compliance with applicable Laws. The issued and outstanding Company Shares were not issued in violation of the Organizational Documents of the Company or any other agreement, arrangement, or commitment to which any Shareholder or the Company is a party.

(c) No subscription, warrant, option, convertible or exchangeable security, or other right (contingent or otherwise) to purchase or otherwise acquire equity securities of the Company is issued and outstanding. There is no commitment by the Company to issue shares, subscriptions, warrants, options, convertible or exchangeable securities, or other such rights or to distribute to holders of any of its equity securities any evidence of indebtedness or asset, to repurchase or redeem any securities of the Company, or to grant, any warrant, option, convertible or exchangeable security, or other such right. There are no declared or accrued unpaid dividends with respect to any Company Shares. Except as set forth on Schedule 3.03(c), there are no voting trusts, shareholder agreements, proxies, or other agreements or understandings in effect with respect to the voting or transfer of any of the Company Shares. No outstanding Company Shares are subject to vesting or forfeiture rights or repurchase by the Company. There are no outstanding or authorized stock appreciation, dividend equivalent, phantom stock, profit participation, or other similar rights with respect to the Company or any of its securities.

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(d) All distributions, dividends, repurchases, and redemptions of the capital stock (or other equity interests) of the Company were undertaken in compliance with the Organizational Documents of the Company then in effect, any agreement to which the Company then was a party, and in compliance with applicable Law.

(e) There are no shares of treasury stock held by the Company.

Section 3.04 No Subsidiaries. The Company does not own, have any interest in any shares or other securities of, or have an ownership interest in, any other Person.

Section 3.05 No Conflicts or Consents in Respect of the Company. The execution, delivery, and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of the Company; (b) conflict with or result in a violation or breach of any provision of any Law applicable to the Company; (c) except as set forth in Schedule 3.05, require the consent of, notice to, or other action by, any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of, or create in any party the right to accelerate, terminate, modify, or cancel, any Contract to which the Company is a party or by which the Company is bound or to which any of its properties and assets are subject (including any Material Contract) or any Permit affecting the properties, assets, or business of the Company; or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of the Company. No consent, approval, Permit, Governmental Order, declaration, or filing with, or notice to, any Governmental Authority is required by or with respect to the Company in connection with the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, except for the filing of the Articles of Merger with the Utah Division.

Section 3.06 Financial Statements; Indebtedness.

(a) Complete copies of the Company’s audited financial statements, consisting of (i) the balance sheets of the Company as at December 31, 2016 and December 31, 2017 and the related statements of income and retained earnings, shareholders’ equity, and cash flow for the years then ended (the “Annual Financial Statements”) and (ii) the balance sheets of the Company as at June 30, 2018 and June 30, 2017, and the related statements of income and retained earnings, shareholders’ equity, and cash flow for the three- and six-month periods then ended (the “Interim Financial Statements”; and, together with the Annual Financial Statements, the “Financial Statements”), have been delivered to the Parent. The Annual Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and, in the case of all of the Interim Financial Statements, the absence of notes. The Financial Statements are based on the books and records of the Company and fairly present in all material respects the financial condition of the Company as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated. The balance sheet of the Company as at June 30, 2018 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date.” There are no off-balance sheet transactions, arrangements, or obligations of or involving the Company.

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(b) The Company makes and keeps accurate financial books and records reflecting its assets and maintains commercially reasonable internal accounting controls that provide reasonable assurance that (i) transactions are executed with management’s authorization; (ii) transactions are recorded to maintain accountability for the Company’s assets; (iii) access to the assets of the Company is permitted only in accordance with management’s authorization; and (iv) accounts are recorded accurately in all material respects and commercially reasonable procedures are implemented to effect the collection thereof on a current and timely basis.

(c) The financial books and records of the Company are sufficient such that the Annual Financial Statements can be audited without a scope limitation by an independent certified public accounting firm that is registered under the Public Company Accounting Oversight Board, which audited Annual Financial Statements and unaudited Interim Financial Statements, the Shareholders understand are to be included in the Registration Statement and thereafter are to be consolidated into the Parent’s periodic reports to be filed under the Exchange Act.

(d) Schedule 3.06(d) sets forth a true and complete list of all Indebtedness of the Company and provides (i) the name(s) of the current lender(s) and (ii) the outstanding principal balance(s) and all accrued and unpaid interest as of the date hereof. As of the Closing, there will be no outstanding Indebtedness of the Company arising from obligations created by or on behalf of the Company or any Shareholder prior to the Closing, other than Indebtedness that was incurred in the ordinary course of business consistent with past practice since the Interim Balance Sheet Date and that is not, individually or in the aggregate, material in amount.

Section 3.07 No Undisclosed Liabilities. Except as set forth on Schedule 3.07, the Company has no Liabilities required by GAAP to be set forth on a balance sheet, except (a) those that are adequately reflected or reserved against in the Interim Balance Sheet as of the Interim Balance Sheet Date, (b) those that have been incurred in the ordinary course of business consistent with past practice since the Interim Balance Sheet Date and that are not, individually or in the aggregate, material in amount, or (c) Liabilities arising under any Material Contracts identified on Schedule 3.09(a), Schedule 3.10(b) or Schedule 3.12(b), or under any other Contract of the Company that is not a Material Contract (other than Liabilities for breach of such Contract occurring prior to the Closing).

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Section 3.08 Absence of Certain Changes. Since the Interim Balance Sheet Date, and other than in the ordinary course of business consistent with past practice, there has not been, with respect to the Company, any:

(a) event, occurrence, or development that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(b) amendment of the Organizational Documents of the Company (except for the amendment and restatement of its Articles of Incorporation filed on November 8, 2018);

(c) split, combination, or reclassification of any shares of its capital stock;

(d) issuance, sale, or other disposition of, or creation of any Encumbrance on, any shares of its capital stock, or grant of any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any shares of its capital stock;

(e) declaration or payment of any dividends or distributions on or in respect of any shares of its capital stock or redemption, purchase, or acquisition of any shares of its capital stock;

(f) material change in any method of accounting or accounting practice of the Company, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(g) entry into any Contract that is or, if it were in effect as of the date of this Agreement, would be a Material Contract;

(h) incurrence, assumption, or guarantee of any Indebtedness except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(i) actual or accrual for any transfer, assignment, sale, or other disposition of any of the assets shown or reflected in the Interim Balance Sheet (other than sales of inventory in the ordinary course of business consistent with past practice) or cancellation of any debts or entitlements;

(j) transfer, assignment, or grant of any license or sublicense of any material rights under or with respect to any Company Intellectual Property or Company IP Agreements, other than customer Contracts entered into in the ordinary course of business;

(k) material damage, destruction, or loss (whether or not covered by insurance) to its property in excess of $10,000;

(l) any capital investment in, or any loan to, any other Person, other than accounts receivable arising in the ordinary course of business;

(m) acceleration, termination, or cancellation of, or material modification to, any Material Contract to which the Company is a party or by which it is bound;

(n) any material capital expenditures, other than base and sustaining capital expenditures in the ordinary course of business;

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(o) imposition of any Encumbrance, other than a Permitted Encumbrance, upon any of the Company’s properties, capital stock, or assets, tangible or intangible;

(p) (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension, or other compensation or benefits in respect of its current or former employees, officers, directors, independent contractors, or consultants, other than as provided for in any written agreements or required by applicable Law, (ii) change in the terms of employment for any employee or any termination of any employees for which the aggregate costs and expenses exceed $10,000, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, independent contractor, or consultant;

(q) hiring or promoting any person as or to an officer or any key employee below officer except to fill a vacancy in the ordinary course of business;

(r) adoption, modification, or termination (except for the termination of the Company’s 2018 Stock Incentive Plan) of any: (i) employment, severance, retention, or other agreement with any current or former employee, officer, director, independent contractor, or consultant, (ii) Benefit Plan, or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;

(s) any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its shareholders or current or former directors, officers, and employees;

(t) entry into a new line of business or abandonment or discontinuance of existing lines of business;

(u) except for the Merger, adoption of any plan of merger, consolidation, reorganization, liquidation, or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(v) purchase, lease, or other acquisition or any amendment, modification, or exchange of the right to own, use, or lease (A) any personal property or assets for an amount in excess of $10,000, individually (in the case of a personal property lease, per annum) or $25,000 in the aggregate in a series of related transactions (in the case of a personal property lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the ordinary course of business consistent with past practice or (B) any real property;

(w) acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets, stock, or other equity of, or by any other manner, any business or any Person or any division thereof;

(x) action by the Company to: (i) make, change, or rescind any Tax election, (ii) amend any Tax Return, or (iii) take any position on any Tax Return, take any action, omit to take any action, or enter into any other transaction that, in any case, would have the effect of increasing the Tax liability or reducing any Tax asset of the Parent in respect of any Post-Closing Tax Period; or

(y) any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

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Section 3.09 Material Contracts.

(a) Schedule 3.09(a) lists each of the following Contracts to which the Company is a party as of the date of this Agreement or by which its properties or assets are subject as of the date of this Agreement (such Contracts, collectively with all Contracts concerning the occupancy, management, or operation of any Real Property required to be listed in Schedule 3.10(b) and all Company IP Agreements required to be listed in Schedule 3.12(b), the “Material Contracts”):

(i) each Contract of the Company involving aggregate consideration in excess of $20,000 and which, in each case, cannot be cancelled by the Company without penalty or without more than 90 days’ notice;

(ii) all Contracts that require the Company to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;

(iii) all Contracts that provide for the indemnification by the Company of any Person or the assumption of any Tax, environmental, or other Liability of any Person;

(iv) all Contracts that relate to the acquisition or disposition of any business, equity, or substantially all of the assets of any other Person (whether by merger, sale of stock or other equity interests, sale of assets, or otherwise);

(v) all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing, consulting, and advertising Contracts to which the Company is a party;

(vi) all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) to which the Company is a party and that are not cancellable without material penalty or without more than 90 days’ notice;

(vii) all Contracts relating to Indebtedness of the Company;

(viii) all Contracts with any Governmental Authority to which the Company is a party (“Government Contracts”);

(ix) all Contracts that limit or purport to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time;

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(x) any Contract to which the Company is a party that provides for any joint venture, partnership, or similar arrangement by the Company;

(xi) all Contracts between or among the Company, on the one hand, and any Shareholder or any Affiliate of any Shareholder, on the other hand;

(xii) all collective bargaining agreements or Contracts with any Union to which the Company is a party; and

(xiii) any other Contract that is material to the Company and not previously required to be disclosed pursuant to this Section 3.09(a).

(b) Each Material Contract is valid and binding on the Company in accordance with its terms and, to the Knowledge of the Company, is in full force and effect. None of the Company or, to the Company’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) in any material respect, or has provided or received any notice of any intention to terminate, any Material Contract. To the Company’s Knowledge, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments, and supplements thereto and waivers thereunder) have been made available to the Parent.

Section 3.10 Title to Assets; No Real Property.

(a) The Company has good and valid (and, in the case of owned Real Property, good and marketable fee simple) title to, or a valid leasehold interest in, all Real Property and personal property and other assets reflected in the Interim Financial Statements or acquired after the Interim Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Interim Balance Sheet Date. All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively, “Permitted Encumbrances”):

(i) liens for Taxes not yet due and payable and for which adequate reserves have been set aside by the Company;

(ii) mechanics, carrier’s, workmen’s, repairmen’s, or other like liens arising or incurred in the ordinary course of business consistent with past practice for amounts that are not delinquent and that are not, individually or in the aggregate, material to the business of the Company;

(iii) easements, rights of way, zoning ordinances, and other similar encumbrances affecting Real Property that are not, individually or in the aggregate, material to the business of the Company;

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(iv) other than with respect to owned Real Property, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice that are not, individually or in the aggregate, material to the business of the Company; or

(v) those items set forth in Schedule 3.10(a)(v);

(b) Schedule 3.10(b) lists (i) the street address of each parcel of Real Property; (ii) if such property is leased or subleased by the Company, the lease or sublease with respect to such property, the landlord under the lease, the rental amount currently being paid, and the expiration of the term of such lease or sublease for each leased or subleased property; and (iii) the current use of such property. With respect to owned Real Property, the Company has delivered or made available to Parent true, complete, and correct copies of the deeds and other instruments (as recorded) by which the Company acquired such Real Property, and copies of all title insurance policies, opinions, abstracts, and surveys in the possession of the Company and relating to the Real Property. With respect to leased Real Property, the Company has delivered or made available to Parent true, complete, and correct copies of any leases affecting the Real Property. The Company is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy, or enjoyment of any leased Real Property. The use and operation of the Real Property in the conduct of the Company’s business do not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit, or agreement applicable to the Company or its historic, current, or expected future business operations. No material improvements constituting a part of the Real Property encroach on real property owned or leased by a Person other than the Company. There are no Actions pending nor, to the Company’s Knowledge, threatened against or affecting the Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.

Section 3.11 Condition and Sufficiency of Assets. Except as set forth in Schedule 3.11, the buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles, and other items of tangible personal property of the Company are structurally sound, are in good operating condition and repair, ordinary wear and tear excepted, and are adequate for the uses to which they are being put as of the date of this Agreement, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles, and other items of tangible personal property is in need of deferred maintenance or repairs as of the date of this Agreement except for ordinary, routine maintenance and repairs that are not material in nature or cost. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by the Company, together with all other properties and assets of the Company, are sufficient for the continued conduct of the Company’s business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, properties, and assets necessary to conduct the business of the Company as currently conducted.

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Section 3.12 Intellectual Property.

(a) Schedule 3.12(a) lists all (i) Company IP Registrations and (ii) Company Intellectual Property (including software) that is not registered but that is material to the Company’s business or operations. All required filings and fees related to the Company IP Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Company IP Registrations are otherwise in good standing. The Company has provided the Parent with true and complete copies of file histories, documents, certificates, office actions, correspondence, and other materials related to all Company IP Registrations.

(b) Schedule 3.12(b) lists all Company IP Agreements. The Company has provided the Parent with true and complete copies of all such Company IP Agreements, including all modifications, amendments, and supplements thereto and waivers thereunder. Each Company IP Agreement is valid and binding on the Company in accordance with its terms and is in full force and effect. Neither the Company nor any other party thereto (i) is in breach of or default under (or is alleged to be in breach of or default under), or (ii) has provided or received any notice of breach or default of or any intention to terminate, any Company IP Agreement.

(c) The Company is the sole and exclusive legal and beneficial, and with respect to the Company IP Registrations, record, owner of all right, title, and interest in and to, or has a valid right to use, the Company Intellectual Property, and has the valid right to use all other Intellectual Property used in or necessary for the conduct of the Company’s current business or operations, in each case, free and clear of Encumbrances other than Permitted Encumbrances. Without limiting the generality of the foregoing, the Company has entered into binding, written agreements with every current and former employee of the Company, and with every current and former independent contractor, who has participated in the development of Company Intellectual Property, whereby such employees and independent contractors (i) assign to the Company any ownership interest and right they may have in the Company Intellectual Property and (ii) acknowledge the Company’s exclusive ownership of all Company Intellectual Property. The Company has provided the Parent with true and complete copies of all such agreements.

(d) The consummation of the transactions contemplated hereunder will not result in the loss or impairment of, or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Company’s right to own, use, or hold for use any Intellectual Property as owned, used, or held for use in the conduct of the Company’s business or operations as currently conducted.

(e) The Company’s rights in the Company Intellectual Property are valid, subsisting, and enforceable. The Company has taken all reasonable steps to maintain the Company Intellectual Property and to protect and preserve the confidentiality of all trade secrets included in the Company Intellectual Property, including requiring all Persons having access thereto to execute written non-disclosure agreements.

(f) The conduct of the Company’s business as currently and formerly conducted, and the products, processes, and services of the Company, have not infringed, misappropriated, diluted, or otherwise violated, and do not and will not infringe, dilute, misappropriate, or otherwise violate, the Intellectual Property or other rights of any Person. To the Company’s Knowledge, no Person has infringed, misappropriated, diluted, or otherwise violated, or is currently infringing, misappropriating, diluting, or otherwise violating, any Company Intellectual Property.

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(g) There are no Actions (including any oppositions, interferences, or re-examinations) settled during the 2018 calendar year prior to the date of this Agreement, pending, or threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, dilution, or violation of the Intellectual Property of any Person by the Company; (ii) challenging the validity, enforceability, registrability, or ownership of any Company Intellectual Property or the Company’s rights with respect to any Company Intellectual Property; or (iii) by the Company or any other Person alleging any infringement, misappropriation, dilution, or violation by any Person of the Company Intellectual Property. The Company is not subject to any outstanding or, to the Company’s Knowledge, prospective Governmental Order (including any motion or petition therefor) that does or would restrict or impair the use of any Company Intellectual Property.

Section 3.13 Inventory. All inventory of the Company reflected in the Interim Balance Sheet or arising after the date thereof consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective, or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All such inventory is owned by the Company free and clear of all Encumbrances, and no inventory is held on a consignment basis. The quantities of each item of inventory (whether raw materials, work-in-process, or finished goods) are not excessive, but are reasonable in the present circumstances of the Company, except for obsolete, damaged, defective, or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established.

Section 3.14 Accounts Receivable. The accounts receivable reflected on the Interim Balance Sheet and the accounts receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by the Company involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; (b) constitute only valid, undisputed claims of the Company not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice; and (c) subject to a reserve for bad debts shown on the Interim Balance Sheet or, with respect to accounts receivable arising after the Interim Balance Sheet Date, on the accounting records of the Company, are collectible in full (net of reserves and allowances for bad debt or doubtful accounts) within 90 days after billing. The reserve for bad debts shown on the Interim Balance Sheet or, with respect to accounts receivable arising after the Interim Balance Sheet Date, on the accounting records of the Company, have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

Section 3.15 Customers and Suppliers.

(a) Schedule 3.15(a) sets forth a list of (i) the top ten (10) customers of the Company, based upon aggregate consideration paid to the Company for goods or services rendered, for each of the two most recent fiscal years and the six-month period ended June 30, 2018 (collectively, the “Material Customers”) and (ii) the amount of consideration paid by each Material Customer during such periods. Except as set forth in Schedule 3.15(a), the Company has not received any written notice, and has no reason to believe, that any of its Material Customers has ceased, or intends to cease after the Closing, to use its goods or services or to otherwise terminate or materially reduce its relationship with the Company.

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(b) Schedule 3.15(b) sets forth (i) the top ten (10) suppliers of the Company, based upon aggregate consideration paid by the Company for goods or services rendered, for each of the two most recent fiscal years and the six-month period ended June 30, 2018 (collectively, the “Material Suppliers”) and (ii) the amount of purchases from each Material Supplier during such periods. Except as set forth in Schedule 3.15(b), the Company has not received any written notice that any of its Material Suppliers has ceased, or intends to cease, to supply goods or services to the Company or to otherwise terminate or materially reduce its relationship with the Company.

Section 3.16 Insurance. Schedule 3.16 sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability, and other casualty and property insurance maintained by the Company (collectively, the “Insurance Policies”) and true and complete copies of such Insurance Policies have been made available to the Parent. Such Insurance Policies are in full force and effect and shall remain in full force and effect until the Closing. The Company has not received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy. The Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of the Company. All such Insurance Policies (a) are valid and binding in accordance with their terms; (b) are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. Except as set forth in Schedule 3.16, there are no claims related to the business of the Company pending under any such Insurance Policies as to which coverage has been questioned, denied, or disputed or in respect of which there is an outstanding reservation of rights. The Company is not in default under, and has not otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by companies of comparable size in the industry in which the Company operates and are sufficient for compliance with all applicable Laws and Contracts to which the Company is a party or by which it is bound.

Section 3.17 Legal Proceedings; Governmental Orders.

(a) Except as set forth in Schedule 3.17(a), there are no Actions pending or, to the Company’s Knowledge, threatened (a) against or by the Company affecting any of its properties or assets or (b) against or by the Company that challenge or seek to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances may exist that would reasonably be expected to give rise to, or serve as a basis for, any such Action.

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(b) Except as set forth in Schedule 3.17(b), there are no outstanding Governmental Orders and no unsatisfied judgments, penalties, or awards against or affecting the Company or any of its properties or assets. The Company is in compliance with the terms of each Governmental Order set forth in Schedule 3.17(b). No event has occurred or circumstances exist that may constitute or would reasonably be expected to result in (with or without notice or lapse of time) a violation of any such Governmental Order.

Section 3.18 Compliance With Laws; Permits.

(a) Except as set forth in Schedule 3.18(a), during the preceding three (3) years, the Company has materially complied, and is now in material compliance with, all Laws applicable to it or its business, properties, or assets, except where the failure comply has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b) All Permits required for the Company to conduct its business have been obtained by it and are valid and in full force and effect. All fees and charges with respect to such Permits have been paid in full, except where the failure to hold such Permit or to pay such fees or assessments has not had and would not reasonably be expected to have a Company Material Adverse Effect. Schedule 3.18(b) lists all current Permits issued to the Company, including the names of the Permits and their respective dates of issuance and expiration. To the Company’s Knowledge, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse, or limitation of any Permit set forth in Schedule 3.18(b).

Section 3.19 Environmental Matters.

(a) The Company is currently and has been in compliance with all Environmental Laws and has not received from any Person any: (i) Environmental Notice or Environmental Claim or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements.

(b) The Company has obtained and is in material compliance with all Environmental Permits (each of which is disclosed in Schedule 3.19(b)) necessary for the ownership, lease, operation, or use of the business or assets of the Company and all such Environmental Permits are in full force and effect and shall be maintained in full force and effect by the Company through the Closing Date in accordance with, and to the extent required by, Environmental Law, and the Company is not aware of any condition, event, or circumstance that might prevent or impede, after the Closing Date, the ownership, lease, operation, or use of the business or assets of the Company as currently carried out.

(c) No real property currently or formerly owned, operated, or leased by the Company is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

(d) There has been no Release of Hazardous Materials in contravention of Environmental Law with respect to the business or assets of the Company or any real property currently or formerly owned, operated, or leased by the Company, and the Company has not received an Environmental Notice that any real property currently or formerly owned, operated, or leased in connection with the business of the Company (including soils, groundwater, surface water, buildings, and other structure located on any such real property) has been contaminated with any Hazardous Material that would reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, the Company.

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(e) Schedule 3.19(e) contains a complete and accurate list of all active or abandoned aboveground or underground storage tanks owned or operated by the Company as of the date of this Agreement.

(f) Schedule 3.19(f) contains a complete and accurate list of all off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by the Company and any predecessors as to which the Company may retain liability, and none of these facilities or locations has been placed or proposed for placement on the National Priorities List (or CERCLIS) under CERCLA, or any similar state list, and the Company has not received any Environmental Notice regarding potential liabilities with respect to such off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by the Company.

(g) The Company has not retained or assumed, by Contract or operation of Law, any liabilities or obligations of third parties under Environmental Law.

(h) The Company has provided or otherwise made available to the Parent and listed in Schedule 3.19(h): (i) any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models, and other similar documents with respect to the business or assets of the Company or any currently or formerly owned, operated, or leased real property that are in the possession of the Company related to compliance with Environmental Laws, Environmental Claims, or an Environmental Notice or the Release of Hazardous Materials and (ii) any and all material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit, or otherwise control pollution and/or emissions, manage waste, or otherwise ensure compliance with current or future Environmental Laws (including costs of remediation, pollution control equipment, and operational changes).

(i) The Company is not aware of any condition, event, or circumstance concerning the Release or regulation of Hazardous Materials that might, after the Closing Date, prevent, impede, or materially increase the costs associated with the ownership, lease, operation, performance, or use of the business or assets of the Company as currently carried out.

Section 3.20 Employee Benefit Matters.

(a) Schedule 3.20(a) contains a true and complete list of each pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off, welfare, fringe-benefit, and other similar agreement, plan, policy, program, or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, that is or has been maintained, sponsored, contributed to, or required to be contributed to, by the Company for the benefit of any current or former employee, officer, director, retiree, independent contractor, or consultant of the Company or any spouse or dependent of such individual, or under which the Company or any of its ERISA Affiliates has or would reasonably be expected to have any Liability, or with respect to which the Parent or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise (as required to be listed in Schedule 3.20(a), each, a “Benefit Plan”). The Company has separately identified in Schedule 3.20(a) any Benefit Plan that contains a change in control provision. As of the date of this Agreement, the Company does not have any Stock Incentive Plans, each of which, if ever extant, was terminated or discontinued on or before June 30, 2018, and no participants in respect of any such plan have any rights therein.

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(b) With respect to each Benefit Plan, the Company has made available to the Parent accurate, current, and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; (iv) copies of any summary plan descriptions, summaries of material modifications, employee handbooks, and any other written communications relating to any Benefit Plan; (v) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion, or advisory letter from the Internal Revenue Service; (vi) in the case of any Benefit Plan for which a Form 5500 is required to be filed, copies of the two most recently filed Forms 5500, with schedules and financial statements attached; (vii) actuarial valuations and reports related to any Benefit Plans with respect to the two most recently completed plan years; (viii) the most recent nondiscrimination tests performed under the Code; and (ix) copies of material notices, letters, or other correspondence from the Internal Revenue Service, Department of Labor, Pension Benefit Guaranty Corporation, or other Governmental Authority relating to the Benefit Plan.

(c) Except as set forth in Schedule 3.20(c), each Benefit Plan and any related trust (other than any multiemployer plan within the meaning of Section 3(37) of ERISA (each a “Multiemployer Plan”)) has been established, administered, and maintained in accordance with its terms and in compliance in all material respects with all applicable Laws (including ERISA and the Code). Each Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (a “Qualified Benefit Plan”) is so qualified and has received a favorable and current determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and to the Company’s Knowledge, no event has occurred that would reasonably be expected to affect adversely the qualified status of any Qualified Benefit Plan. To the Company’s Knowledge, no event has occurred with respect to any Benefit Plan that has subjected, or would reasonably be expected to subject, the Company or any of its ERISA Affiliates to a penalty under Section 502 of ERISA or to tax or penalty under Section 4975 of the Code. Except as set forth in Schedule 3.20(c), all benefits, contributions, and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles, and all benefits accrued under any unfunded Benefit Plan have been paid, accrued, or otherwise adequately reserved to the extent required by, and in accordance with, GAAP.

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(d) Neither the Company nor any of its ERISA Affiliates has (i) incurred, either directly or indirectly, any material Liability under Title I or Title IV of ERISA or related provisions of the Code or applicable local Law relating to employee benefit plans; (ii) failed timely to pay premiums to the Pension Benefit Guaranty Corporation; (iii) withdrawn from any Benefit Plan; or (iv) engaged in any transaction that would reasonably be expected to give rise to liability under Section 4069 or Section 4212(c) of ERISA.

(e) With respect to each Benefit Plan (i) no such plan is a Multiemployer Plan; (ii) no such plan is a “multiple employer plan” within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); (iii) no Action has been initiated by the Pension Benefit Guaranty Corporation to terminate any such plan or to appoint a trustee for any such plan; (iv) no such plan is subject to the minimum funding standards of Section 412 of the Code or Title IV of ERISA, and none of the assets of the Company or any ERISA Affiliate is, or may reasonably be expected to become, the subject of any lien arising under Section 302 of ERISA or Section 412(a) of the Code; and (v) no “reportable event,” as defined in Section 4043 of ERISA, has occurred with respect to any such plan.

(f) Each Benefit Plan can be amended, terminated, or otherwise discontinued in accordance with its terms, without material liabilities to the Company, or any of its Affiliates other than ordinary administrative expenses typically incurred in a termination event. The Company has no commitment or obligation, and has not made any representations to any employee, officer, director, independent contractor, or consultant, whether or not legally binding, to adopt, amend, modify, or terminate any Benefit Plan or any collective bargaining agreement in connection with the consummation of the transactions contemplated by this Agreement or otherwise.

(g) Except as set forth in Schedule 3.20(g) and other than as required under Section 601 et seq. of ERISA or other applicable Law, no Benefit Plan provides post-termination or retiree welfare benefits to any individual for any reason, and neither the Company nor any of its ERISA Affiliates has any Liability to provide post-termination or retiree welfare benefits to any individual or ever represented, promised, or contracted to any individual that such individual would be provided with post-termination or retiree welfare benefits.

(h) Except as set forth in Schedule 3.20(h), there is no pending or, to the Company’s Knowledge, threatened Action relating to a Benefit Plan (other than routine claims for benefits), and no Benefit Plan has within the three years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction, or similar program sponsored by any Governmental Authority.

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(i) There has been no amendment to, announcement by the Company or any of its Affiliates relating to, or change in employee participation or coverage under, any Benefit Plan or collective bargaining agreement that would increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year with respect to any director, officer, employee, independent contractor, or consultant, as applicable. Neither the Company nor any of its Affiliates has any commitment or obligation, or has made any representations, to any director, officer, employee, independent contractor, or consultant, whether or not legally binding, to amend, modify, or terminate any Benefit Plan or any collective bargaining agreement.

(j) Each Benefit Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings, and proposed and final regulations) thereunder. The Company does not have any obligation to gross up, indemnify, or otherwise reimburse any individual for any excise taxes, interest, or penalties incurred pursuant to Section 409A of the Code.

(k) Each individual who is classified by the Company as an independent contractor has been properly classified for purposes of participation and benefit accrual under each Benefit Plan.

(l) Except as set forth in Schedule 3.20(l), neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor, or consultant of the Company to severance pay or any other payment; (ii) accelerate the time of payment, funding, or vesting, or increase the amount of compensation due to any such individual; (iii) limit or restrict the right of the Company to merge, amend, or terminate any Benefit Plan; (iv) increase the amount payable under, or result in any other material obligation pursuant to, any Benefit Plan; (v) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code; or (vi) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code. The Company has made available to the Parent true and complete copies of any Section 280G calculations prepared (whether or not final) with respect to any disqualified individual in connection with the transactions.

Section 3.21 Employee Matters.

(a) Schedule 3.21(a) contains a list of all persons who are employees, independent contractors, or consultants of the Company as of October 31, 2018, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full- or part-time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus, or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof. Except as set forth in Schedule 3.21(a), all compensation, including wages, commissions, and bonuses, payable to all employees, independent contractors, or consultants of the Company for services performed have been paid in full (or accrued in full on the Interim Balance Sheet) and there are no outstanding agreements, understandings, or commitments of the Company with respect to any compensation, commissions, or bonuses.

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(b) Except as set forth in Schedule 3.21(b), the Company is not, and has not been at any time during the three years prior to the date of this Agreement, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council, or labor organization (collectively, “Union”), and there is not, and has not been at any time during the three years prior to the date of this Agreement, any Union representing or purporting to represent any employee of the Company, and, to the Company’s Knowledge, no Union or group of employees is seeking or has at any time during the three years prior to the date of this Agreement sought to organize employees for the purpose of collective bargaining. Except as set forth in Schedule 3.21(b), during the three years prior to the date of this Agreement, there has not been, nor, to the Knowledge of the Company, has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime, or other similar material labor disruption or dispute affecting the Company or any of its employees. The Company has no duty to bargain with any Union.

(c) The Company is and has been during the three years prior to the date of this Agreement in compliance in all material respects all applicable Laws pertaining to employment and employment practices, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, and unemployment insurance. All individuals characterized and treated by the Company as independent contractors or consultants are properly treated as independent contractors under all applicable Laws. All employees of the Company classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified. Except as set forth in Schedule 3.21(c), there are no Actions against the Company pending, or to the Company’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern, or independent contractor of the Company, including any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage and hours, or any other employment-related matter arising under applicable Laws.

Section 3.22 Taxes.

(a) All Tax Returns required to be filed on or before the Closing Date by the Company have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete, and correct in all material respects. All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been, or will be, timely paid or, in the case of Taxes that are not yet due and payable as of the Closing Date but that relate to a Pre-Closing Tax Period, accrued.

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(b) The Company has withheld and paid each Tax required to have been withheld and paid (or, in circumstances where such Taxes have not yet become due and payable, have been set aside in segregated accounts to be paid to the proper Taxing Authority) in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder, or other party, and complied in all material respects with all information reporting and backup withholding provisions of applicable Law.

(c) The Company has not received, within the past five (5) years, and, to the Company’s Knowledge, has not received at any time, any written claim from any Taxing Authority in any jurisdiction where the Company does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

(d) No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company for which the applicable statute of limitations has not expired, other than extensions or waivers that are the result of filing date extensions that do not require the affirmative consent of the applicable Taxing Authority.

(e) The amount of the Company’s Liability for unpaid Taxes for all periods covered by the Financial Statements and ending on or before the Interim Balance Sheet Date does not, in the aggregate, materially exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Financial Statements.

(f) Schedule 3.22(f) sets forth:

(i) the taxable years of the Company as to which the applicable statutes of limitations on the assessment and collection of income or other material Taxes have not expired;

(ii) those years ending after December 31, 2012 for which examinations by the Taxing Authorities have been completed; and

(iii) those taxable years for which examinations by Taxing Authorities are currently being conducted.

(g) All deficiencies asserted, or assessments made, against the Company as a result of any examinations by any Taxing Authority have been fully settled or paid.

(h) The Company is not a party to any Action by any Taxing Authority. There are no pending or, to the Company’s Knowledge, threatened Actions against the Company by any Taxing Authority.

(i) The Company has delivered to the Parent copies of all federal, state, local, and foreign income, franchise, and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, the Company for all Tax periods ending after December 31, 2015.

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(j) There are no Encumbrances for Taxes upon the assets of the Company (other than for current Taxes not yet due and payable and for which adequate reserves have been set aside by the Company).

(k) The Company is not a party to, or bound by, any Tax indemnity, Tax-sharing, Tax allocation, or similar agreement, the principal subject of which is Tax.

(l) No private letter rulings, technical advice memoranda, or similar agreements or rulings have been requested or entered into by the Company, or issued to the Company by any Taxing Authority.

(m) The Company has not been a member of an affiliated, combined, consolidated, or unitary Tax group for Tax purposes. The Company has no Liability for Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local, or foreign Law), as transferee or successor, by contract or otherwise.

(n) No Shareholder is a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2. The Company is not, nor has it been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code.

(o) The Company has not been, within the past five (5) years, a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(p) The Company is not, and has not been, at any time during the three years prior to the date of this Agreement, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

(q) All individuals classified by the Company as independent contractors are properly classified as such for applicable Tax purposes.

(r) The Company is not subject to, or required to register for, any value added Taxes.

(s) The Company does not have and has not had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States and such foreign country.

(t) All FinCEN Forms 114, Report of Foreign Bank Accounts, and IRS Forms TD F 90-22.1, Report of Foreign Bank and Financial Accounts, required to be filed by, or on behalf of, the Company have been timely filed and all such forms were true, correct, and complete when filed.

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(u) The Company has during the three years prior to the date of this Agreement (i) filed or caused to be filed with the appropriate Governmental Authority all reports required to be filed with respect to any material unclaimed property and has remitted to the appropriate Governmental Authority all material unclaimed property required to be remitted or (ii) delivered or paid all material unclaimed property to its original or proper recipient. No material asset or property, or material amount of assets or properties, of the Company is escheatable to any Governmental Authority under any applicable Law, including uncashed checks to vendors or employees, nonrefunded over payments, credits, unused gift certificates, or unused prepaid accounts.

(v) The Company has not participated in or cooperated with an international boycott within the meaning of Section 999 of the Code and has not received any written request to do so.

Section 3.23 Books and Records. The minute books and stock record books of the Company have been made available to the Parent, are complete and correct, and have been maintained in accordance with reasonable business practices. The minute books of the Company contain accurate and complete records of all meetings, and material actions taken by written consent of, the Shareholders, the Company Board, and any committees of the Company Board, and no meeting, or action taken by written consent, of any such Shareholders, Company Board, or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Company.

Section 3.24 Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any Shareholder.

Section 3.25 Affiliate Agreements. None of the Shareholders or any of their respective Affiliates or any officer, director, or equivalent of the Company or any of his or her Affiliates or any individual in such officer’s, director’s, or equivalent person’s immediate family: (a) owns or holds any interest in any property or assets owned, leased, or used by the Company, (b) has a material interest in any customer or supplier of the Company or any provider of products or services to the Company, or (c) is a party to any Contract or other arrangement with the Company (each, an “Affiliate Agreement”), other than salaries, expense reimbursement, and employee benefits in respect of employment in the ordinary course of business.

Section 3.26 Investment Representations.

(a) Each Shareholder is acquiring the Parent Shares for his or its own account for the purpose of investment only, without any view toward sale or distribution.

(b) Each Shareholder is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act.

(c) Each Shareholder has such knowledge and experience in financial and business matters so as to be able to evaluate the risks and merits of its investment in the Parent and it is able financially to bear the risks thereof.

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(d) Each Shareholder understands that (i) the Parent Shares have not been registered under the Securities Act or qualified under any state securities or blue sky laws by reason of their issuance in a transaction exempt from the registration requirements of the Securities Act and the qualification requirements of the various state securities or blue sky laws and, therefore, cannot be resold unless they are registered under the Securities Act and qualified under applicable state securities laws or unless exemptions from such registration and qualification requirements are available, (ii) even if the Parent Shares are subsequently registered under the Securities Act and qualified under state securities or blue sky laws, or exemptions from such registration and qualification requirements are available, the amount or percentage of the Parent Shares that may be sold or transferred may be limited by applicable federal and state laws, rules, and regulations, and (iii) no public agency has reviewed the accuracy or adequacy of any information furnished to the Shareholders and their respective Representatives in connection with the Shareholders’ respective acquisitions of the Parent Shares. The Shareholders agree that all stock certificates representing the Parent Shares shall bear the following legend (or substantially equivalent language):

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THAT ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT AN EXEMPTION FROM REGISTRATION THEREUNDER IS AVAILABLE.”

(e) Each Shareholder acknowledges that such Shareholder has had access to such financial and other information relating to the Parent, including the Parent SEC Reports and the Parent’s other annual, quarterly, and current reports, registration statements, prospectuses, proxy statements, information statements, and other documents (including exhibits and amendments ) filed by the Parent with the Commission and other publicly available information regarding the Parent, required for such Shareholder to make an informed decision with respect to such Shareholder’s acquisition of the Parent Shares hereby and that such Shareholder has had an opportunity to discuss the Parent’s business, management, and financial affairs with the Parent’s management, and has had all of such Shareholder’s questions regarding the Parent or the Parent Shares answered to such Shareholder’s satisfaction. Each Shareholder acknowledges that he or it should carefully review the risk factors set forth in the Parent SEC Reports.

Section 3.27 No Other Representations or Warranties. Neither the Company nor any Shareholder makes any representation or warranty, whether express or implied, about the Company, its business or the Shareholders other than the representations and warranties explicitly set forth in this ARTICLE III (including, and as qualified by, the related portions of the Schedules).

Section 3.28 Absence of Company Material Adverse Effect; Investigation. Notwithstanding anything to the contrary in this Agreement, since January 1, 2018, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect. Further, each of the Company and each of the Shareholders acknowledges that no investigation by the Parent or other information received by the Parent, unless provided in a writing prior to the Closing from the Company or any of the Shareholders and, thereafter, but prior to the Closing, acknowledged in a writing from the Parent to the Company and to each of the Shareholders, shall operate as a waiver or otherwise affect any representation, warranty, or agreement given or made by the Company and/or the Shareholders in this Agreement.

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ARTICLE IV
Representations and warranties of THE Parent and merger sub

Except as disclosed in the Parent SEC Reports, the Parent, Merger Sub No. 1, and Merger Sub No. 2 represent and warrant to the Company and the Shareholders that the statements contained in this ARTICLE IV are true and correct as of the date hereof.

Section 4.01 Organization and Authority. Each of the Parent, Merger Sub No. 1, and Merger Sub No. 2 is a corporation or a limited liability company, as relevant, duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its incorporation. Each of the Parent, Merger Sub No. 1, and Merger Sub No. 2 has full corporate or limited liability company power and authority to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance by the Parent, Merger Sub No. 1, and Merger Sub No. 2 of this Agreement and the consummation by the Parent, Merger Sub No. 1, and Merger Sub No. 2 of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of the Parent, Merger Sub No. 1, and Merger Sub No. 2 and no other entity proceedings on the part of the Parent, Merger Sub No. 1, and Merger Sub No. 2 are necessary to authorize the execution, delivery, and performance of this Agreement or to consummate the Merger and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by the Parent, Merger Sub No. 1, and Merger Sub No. 2, and (assuming due authorization, execution, and delivery by each other party hereto) this Agreement constitutes a legal, valid, and binding obligation of the Parent, Merger Sub No. 1, and Merger Sub No. 2 enforceable against the Parent, Merger Sub No. 1, and Merger Sub No. 2 in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, and other similar laws affecting creditors’ rights generally and by general principles of equity.

Section 4.02 No Conflicts; Consents. The execution, delivery, and performance by the Parent, Merger Sub No. 1, and Merger Sub No. 2 of this Agreement and the consummation of the transactions contemplated hereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of the Parent, Merger Sub No. 1, or Merger Sub No. 2; (b) conflict with or result in a violation or breach of any provision of any Law applicable to the Parent, Merger Sub No. 1, or Merger Sub No. 2; or (c) require the consent, notice, or other action by any Person under any Contract to which the Parent, Merger Sub No. 1, or Merger Sub No. 2 is a party. No consent, approval, Permit, Governmental Order, or declaration of, filing with, or notice to, any Governmental Authority is required by or with respect to the Parent, Merger Sub No. 1, or Merger Sub No. 2 in connection with the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, except for (i) the filings of the Articles of Merger with the Utah Division and (ii) such other consents, approvals, authorizations, orders, registrations, filings, or qualifications that shall have been obtained or made on or prior to the Closing Date as may be required by the securities or blue sky laws of the various states and the Securities Act in connection with the issuance of the Parent Shares.

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Section 4.03 No Prior Merger Sub Operations. Each of Merger Sub No. 1 and Merger Sub No. 2 was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

Section 4.04 Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Parent, Merger Sub No. 1, or Merger Sub No. 2 other than A.G.P., the fees and expenses of which shall be paid by the Parent.

Section 4.05 Sufficiency of Funds. At the Closing, the Parent will have sufficient cash on hand or other sources of immediately available funds to enable it to consummate the transactions contemplated by this Agreement.

Section 4.06 Legal Proceedings. There are no Actions pending or, to the Parent’s knowledge, threatened against or by the Parent or any Affiliate of the Parent that (a) has had or would reasonably be expected to have a Parent Material Adverse Effect or (b) challenge or seek to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement. To the Parent’s knowledge, no event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

Section 4.07 SEC Reports.

(a) The Parent (i) has timely filed or furnished all reports, registration statements, proxy statements, prospectuses, and other materials, together with any amendments required to be made with respect thereto, that it was required to file with or furnish to the Commission pursuant to the Securities Act or the Exchange Act since January 1, 2017, and all such reports, registration statements, proxy statements, prospectuses, other materials, and amendments have complied in all material respects with all legal requirements relating thereto, and (ii) has paid all fees and assessments due and payable in connection therewith.

(b) An accurate and complete copy of each final registration statement, prospectus, report, schedule, and definitive proxy statement filed with or furnished to the SEC by the Parent pursuant to the Securities Act or the Exchange Act since January 1, 2017 and prior to the date of this Agreement (the “Parent SEC Reports”) is publicly available. No Parent SEC Report, at the time filed, furnished, or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), and considering all amendments to any Parent SEC Report filed prior to the date hereof, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information filed as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all of the Parent SEC Reports complied as to form in all material respects with the published rules and regulations of the Commission with respect thereto. No executive officer of the Parent has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act.

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Section 4.08 Capitalization. The Parent has the authorized capitalization as set forth in the Parent SEC Reports, and all of the issued and outstanding shares of capital stock of the Parent have been duly authorized and validly issued and are fully paid and non-assessable. Upon issuance pursuant to the terms hereof, the Parent Shares shall be validly issued, fully paid, non-assessable, and outstanding and will not have been issued in violation of or subject to any preemptive or similar rights. No approval from the holders of outstanding shares of Parent Common Stock is required in connection with the Parent’s issuance of the Parent Shares to the Sellers or the consummation of the transactions contemplated pursuant to this Agreement.

Section 4.09 Financial Statements.

(a) The financial statements of the Parent and its subsidiaries included (or incorporated by reference) in the Parent SEC Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of the Parent and its subsidiaries; (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity, and consolidated financial position of the Parent and its subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject, in the case of unaudited statements, to recurring year-end audit adjustments normal in nature and amount); (iii) complied as to form, as of their respective dates of filing with the Commission, in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto; and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. As of the date hereof, the books and records of the Parent and its subsidiaries have been maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. As of the date hereof, Weinberg & Company, P.A. has not resigned (or informed the Parent that it intends to resign) or been dismissed as independent public accountants of the Parent as a result of or in connection with any disagreements with the Parent on a matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

(b) Neither the Parent nor any of its subsidiaries has incurred any material liability or obligation of any nature whatsoever (whether absolute, accrued, contingent, determined, determinable, or otherwise and whether due or to become due) that would be required to be reflected on, or reserved against in, a consolidated balance sheet of the Parent and its subsidiaries or in the notes thereto prepared in accordance with GAAP consistently applied, except for (i) those liabilities that are reflected or reserved against on the consolidated balance sheet of the Parent and its subsidiaries included in its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2018 (including any notes thereto), (ii) liabilities incurred in the ordinary course of business consistent with past practice since June 30, 2018, or otherwise disclosed in any Parent SEC Report filed since such Quarterly Report on Form 10-Q, or (iii) in connection with this Agreement, the transactions contemplated hereby, and the Parent Public Offering.

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Section 4.10 Permits; Compliance with Applicable Laws. The Parent and each of its subsidiaries hold all Permits that are necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights, and assets under and pursuant to applicable Law (and have paid all fees and assessments due and payable in connection therewith), except where the failure to hold such Permit or to pay such fees or assessments has not had and would not reasonably be expected, individually or in the aggregate, a Parent Material Adverse Effect) and, to the knowledge of the Parent, no suspension or cancellation of any such necessary Permit has, prior to the date hereof, been threatened in writing. The Parent and each of its subsidiaries are in compliance in all material respects with all applicable Laws relating to the Parent or any of its subsidiaries, except where the failure to be in such compliance would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect.

Section 4.11 Absence of Material Adverse Effect. Since January 1, 2018, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.12 Independent Investigation. Subject to the provisions of Section 3.28, the Parent acknowledges that it (i) has conducted its own independent investigation, review, and analysis of the Company and its business and (ii) acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Company for such purpose.

ARTICLE V
Covenants

Section 5.01 Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise set forth in the Disclosure Schedules, provided in this Agreement or consented to in writing by the Parent (which consent shall not be unreasonably withheld, delayed, denied, or conditioned), the Company shall (x) conduct the business of the Company in the ordinary course of business consistent with past practice and (y) use reasonable best efforts to maintain and preserve intact the current organization, business, and franchise of the Company and to preserve the rights, franchises, goodwill, and relationships of its employees, customers, lenders, suppliers, regulators, and others having business relationships with the Company. Without limiting the foregoing, except as set forth in the Disclosure Schedules, from the date hereof until the Closing Date, the Company shall:

(a) preserve and maintain all of its Permits;

(b) pay all of its Taxes, and other obligations when due;

(c) maintain the properties and assets owned, operated, or used by it in substantially the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(d) continue in full force and effect without modification all Insurance Policies, except as required by applicable Law;

(e) defend and protect its properties and assets from infringement or usurpation;

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(f) perform all of its material obligations under all Contracts relating to or affecting its properties, assets, or business;

(g) maintain its books and records in accordance with past practice;

(h) comply in all material respects with all applicable Laws;

(i) not transfer, assign, distribute, or otherwise remove any assets of the Company except in the ordinary course of business; and

(j) not knowingly take or permit any action that would cause any of the changes, events, or conditions described in Section 3.08 to occur.

Section 5.02 Access to Information. From the date hereof until the Closing, the Company shall (a) afford the Parent and its Representatives full and free access(subject to such access not becoming a material impediment to the Company conducting its business in the ordinary course) to and the right to inspect all of the Real Property, properties, assets, premises, books and records, business plans, Contracts, and other documents and data related to the Company; (b) furnish the Parent and its Representatives with such financial, operating, intellectual property, and other data and information related to the Company as the Parent or any of its Representatives may reasonably request; and (c) instruct the Representatives of the Company to cooperate with the Parent in its investigation of the Company. Notwithstanding anything to the contrary in this Agreement, the Company shall not be required to disclose any information to the Parent, Merger Sub, or their respective Representatives if such disclosure would, in the Company’s reasonable discretion (after consultation with Company counsel): (x) jeopardize any attorney-client privilege of the Company (determined in consultation with counsel to the Company) or (y) contravene any applicable Law, fiduciary duty or Contract to which the Company is a party. In such event, the Company shall promptly deliver to the Parent a reasonably detailed description of the non-disclosed information and the Company’s reasons why such information should not be disclosed to the Parent. Any investigation pursuant to this Section 5.02 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company. The Parent and the Company shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement, dated ●, 2018, between the Parent and the Company, which shall survive the termination of this Agreement in accordance with the terms set forth therein.

Section 5.03 No Solicitation of Other Bids.

(a) The Company and the Shareholders shall not, and shall not authorize or permit any of their respective Affiliates or Representatives, directly or indirectly, to (i) encourage, solicit, initiate, facilitate, or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. The Company and the Shareholders shall immediately cease and cause to be terminated, and shall cause their respective Affiliates and Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal, or offer from any Person (other than the Parent or any of its Affiliates) concerning (A) a merger, consolidation, liquidation, recapitalization, share exchange, or other business combination transaction involving the Company; (B) the issuance or acquisition of shares of the capital stock or other equity securities of the Company; or (B) the sale, lease, exchange, or other disposition of any portion of the Company’s properties or assets (other than sales of inventory in the ordinary course of business consistent with past practice).

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(b) In addition to the other obligations under this Section 5.03, the Company and the Shareholders shall promptly (and in any event within three Business Days after receipt thereof by the Company, any Shareholder, or any of their respective Representatives) advise the Parent orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

(c) The Company and the Shareholders agree that the rights and remedies for noncompliance with this Section 5.03 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to the Parent and that money damages would not provide an adequate remedy to Parent.

Section 5.04 Notice of Certain Events.

(a) From the date hereof until the Closing, the Company, on the one hand, and the Parent, on the other hand, shall promptly notify the other in writing of:

(i) any fact, circumstance, event, or action the existence, occurrence, or taking of which (A) has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (in which event the Company shall notify Parent) or a Parent Material Adverse Effect (in which event Parent shall notify the Company) or (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by the Company and/or the Shareholders or the Parent hereunder not being true and correct, or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.01 to be satisfied;

(ii) any notice or other communication received by such party from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii) any notice or other communication received by such party from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iv) any Actions commenced or, to such party’s Knowledge, threatened against, relating to or involving, or otherwise affecting the Company or its Affiliates that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.17 or Section 4.06 (as applicable), or that relates to the consummation of the transactions contemplated by this Agreement.

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(b) The Parent’s receipt of information pursuant to this Section 5.04, unless provided in a writing prior to the Closing from the Company or any of the Shareholders and, unless thereafter, but prior to the Closing, acknowledged in a writing from the Parent to the Company and to each of the Shareholders, shall not operate as a waiver or otherwise affect any representation, warranty, or agreement given or made by the Company and/or the Shareholders in this Agreement (including Section 8.02 and Section 9.01(b)) and shall not be deemed to amend or supplement the Disclosure Schedules.

Section 5.05 Confidentiality. From and after the Closing, the Shareholders shall, and shall cause their respective Affiliates to, hold, and shall use their respective reasonable best efforts to cause their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Company, except to the extent that such information (a) is generally available to and known by the public through no fault of any Shareholder, any of his or its Affiliates, or their respective Representatives or (b) is lawfully acquired by any Shareholder, any of his or its Affiliates, or their respective Representatives from and after the Closing from sources that are not prohibited from disclosing such information by a legal, contractual, or fiduciary obligation. If any Shareholder or any of his or its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, the applicable Shareholder shall promptly notify the Parent in writing and shall disclose only that portion of such information that the applicable Shareholder is advised by his or its counsel is legally required to be disclosed; provided, that such Shareholder shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information. Notwithstanding the foregoing, each Shareholder, his or its Affiliates, and their respective shareholders, members, partners, owners, and Representatives may disclose and use Confidential Information to or for the purpose of any of the following: (i) to assist the Shareholders’ Representative in the performance of his duties and the exercise of his rights under this Agreement; (ii) to perform or fulfill any obligation pursuant to this Agreement and/or the other agreements and instruments executed or delivered in connection herewith; and/or (iii) to (A) fulfill such Persons’ and their respective Affiliates’ and Representatives’ obligations under applicable Laws, (B) engage in research, analysis, planning, and structuring relating to Taxes, investment, financial planning and/or estate planning, (C) prepare, review, and/or file Tax returns, or participate in or defend any audit, review, assessment, or Action relating to Taxes, and/or (D) investigate, assess, assert, initiate, maintain, enforce, or defend any right, Action or Losses (including those arising out of or in connection with this Agreement and/or the transactions contemplated hereby); provided, that, prior to making any such disclosure pursuant to subparts (i) through (iii) foregoing to any Person who is not otherwise bound by a professional, fiduciary or contractual obligation of confidentiality with respect to such information, each relevant Shareholder and/or the Shareholders’ Representative (as applicable) shall (x) obtain written confirmation from any Person to whom such disclosure is to be made that such Person will comply with the provisions of this Section 5.05 and (y) deliver such written confirmation to the Parent.

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Section 5.06 Non-competition; Non-solicitation.

(a) For a period of three years commencing on the Closing Date (the “Restricted Period”), the Shareholders shall not, and shall not permit any of their respective Affiliates, directly or indirectly, to (i) engage in or assist others in engaging in the Restricted Business in the Territory; (ii) have an interest in any Person (other than the Company) that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee, or consultant; or (iii) intentionally interfere in any material respect with the business relationships (whether formed prior to or after the date of this Agreement) between the Company and customers or suppliers of the Company. Notwithstanding the foregoing, any Shareholder may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if such Shareholder is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own five percent or more of any class of securities of such Person.

(b) During the Restricted Period, the Shareholders shall not, and shall not permit any of their respective Affiliates, directly or indirectly, to hire or solicit any employee of the Company or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation that is not directed specifically to any such employees; provided, that nothing in this Section 5.06(b) shall prevent any Shareholder or any of his or its Affiliates from hiring (i) any employee whose employment has been terminated by the Company or the Parent or (ii) after 180 days from the date of termination of employment, any employee whose employment has been terminated by the employee.

(c) During the Restricted Period, the Shareholders shall not, and shall not permit any of their respective Affiliates, directly or indirectly, to solicit or entice, or attempt to solicit or entice, any clients or customers of the Company or potential clients or customers of the Company for purposes of diverting their business or services from the Company.

(d) The Shareholders acknowledge that a breach or threatened breach of this Section 5.06 would give rise to irreparable harm to the Parent, for which monetary damages would not be an adequate remedy, and hereby agree that in the event of a breach or a threatened breach by any Shareholder of any such obligations, the Parent shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to seek equitable relief, including a temporary restraining order, an injunction, specific performance, and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(e) The Shareholders acknowledge that the restrictions contained in this Section 5.06 are reasonable and necessary to protect the legitimate interests of the Parent and constitute a material inducement to the Parent to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 5.06 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 5.06 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

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Section 5.07 Resignations. The Company shall deliver to the Parent written resignations, effective as of the Closing Date, of the officers and directors of the Company requested by the Parent at least five Business Days prior to the Closing Date.

Section 5.08 Governmental Approvals and Consents.

(a) Each party hereto shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions required under any Law applicable to such party or any of its or his Affiliates and (ii) use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders, and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its or his obligations pursuant to this Agreement. Each party shall cooperate fully with the other party and its or his Affiliates in promptly seeking to obtain all such consents, authorizations, orders, and approvals. The parties hereto shall not intentionally take any action that will have the effect of delaying, impairing, or impeding the receipt of any required consents, authorizations, orders, and approvals.

(b) The Company and the Shareholders shall use reasonable best efforts to give all notices to, and obtain all consents from, all third parties that are described in Schedule 3.05.

(c) Without limiting the generality of the parties’ undertakings pursuant to subsections (a) and (b) above, each of the parties hereto shall use all reasonable best efforts to:

(i) respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement;

(ii) avoid the imposition of any order or the taking of any action that would restrain, alter, or enjoin the transactions contemplated by this Agreement; and

(iii) in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement has been issued, to have such Governmental Order vacated or lifted.

(d) If any consent, approval, or authorization necessary to preserve any right or benefit under any Contract to which the Company is a party is not obtained prior to the Closing, the Shareholders shall, subsequent to the Closing, cooperate with the Parent and the Company in attempting to obtain such consent, approval, or authorization as promptly thereafter as practicable. If such consent, approval, or authorization cannot be obtained, the Shareholders shall use their reasonable best efforts to provide the Company with the rights and benefits of the affected Contract for the term thereof, and, if the Shareholders provide such rights and benefits, the Company shall assume all obligations and burdens thereunder.

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(e) All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of any party hereto before any Governmental Authority or the staff or regulators of any Governmental Authority in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between the Company with Governmental Authorities in the ordinary course of business consistent with past practice, any disclosure which is not permitted by Law, or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission, or attendance, it being the intent that the parties will consult and cooperate with one another and consider in good faith the views of one another in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall give notice to the other party with respect to any meeting, discussion, appearance, or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance, or contact.

(f) Notwithstanding the foregoing, nothing in this Section 5.08 shall require, or be construed to require, any party to this Agreement or any of such party’s Affiliates to agree to (i) sell, hold, divest, discontinue, or limit, before or after the Closing Date, any assets, businesses, or interests of the Parent, the Company, or any of their respective Affiliates; (ii) pay any amounts (other than the payment of filing fees and expenses and fees of counsel); (iii) commence or defend any litigation; (iv) any limitation on, or changes or restrictions in, the operations of any assets, businesses, or interests of the Parent’s or any of its Affiliate’s businesses; or (v) any material modification or waiver of the terms and conditions of this Agreement, including any waiver any of the conditions set forth in ARTICLE VII.

Section 5.09 Directors’ and Officers’ Indemnification and Insurance.

(a) The Parent, Merger Sub No. 1, and Merger Sub No. 2 agree that all rights to indemnification, advancement of expenses, and exculpation by the Company now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time an officer or director of the Company or any subsidiary of the Company, or any fiduciary of a Benefit Plan, employee stock ownership plan or other similar plan established, maintained or contributed to by the Company or any subsidiary of the Company (each, a “D&O Indemnified Party”) as provided in the Organizational Documents of the Company, in each case as in effect on the date of this Agreement, or pursuant to any other Contracts in effect on the date hereof and disclosed in Schedule 5.09, shall be assumed by the Surviving Entity in the Merger, without further action, at the Effective Time and shall survive the Merger and shall remain in full force and effect in accordance with their terms and, in the event that any proceeding is pending or asserted or any claim made during such period, until the final disposition of such proceeding or claim.

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(b) For six years after the Effective Time, to the fullest extent permitted under applicable Law, the Parent and the Surviving Entity (the “D&O Indemnifying Parties”) shall indemnify, defend, and hold harmless each D&O Indemnified Party against all losses, claims, damages, liabilities, fees, expenses, judgments, and fines arising in whole or in part out of actions or omissions in their capacity as such occurring at or prior to the Effective Time (including in connection with the transactions contemplated by this Agreement), and shall reimburse each D&O Indemnified Party for any legal or other expenses reasonably incurred by such D&O Indemnified Party in connection with investigating or defending any such losses, claims, damages, liabilities, fees, expenses, judgments, and fines as such expenses are incurred, subject to the Surviving Entity’s receipt of an undertaking by such D&O Indemnified Party to repay such legal and other fees and expenses paid in advance if it is ultimately determined in a final and non-appealable judgment of a court of competent jurisdiction that such D&O Indemnified Party is not entitled to be indemnified under applicable Law; provided, however, that the Surviving Entity will not be liable for any settlement effected without the Surviving Entity’s prior written consent (which consent shall not be unreasonably withheld, delayed, denied, or conditioned).

(c) Reserved.

(d) The obligations of the Parent and the Surviving Entity under this Section 5.09 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to affect adversely any D&O Indemnified Party to whom this Section 5.09 applies without the consent of such affected D&O Indemnified Party (it being expressly agreed that the D&O Indemnified Parties to whom this Section 5.09 applies shall be third-party beneficiaries of this Section 5.09, each of whom may enforce the provisions of this Section 5.09).

(e) In the event the Parent, the Surviving Entity, or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or Surviving Entity or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of the Parent or the Surviving Entity, as the case may be, shall assume all of the obligations set forth in this Section 5.09. The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any D&O Indemnified Party is entitled, whether pursuant to Law, Contract, or otherwise. Nothing in this Agreement is intended to, shall be construed to, or shall release, waive, or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or its officers, directors, and employees, it being understood and agreed that the indemnification provided for in this Section 5.09 is not prior to, or in substitution for, any such claims under any such policies.

Section 5.10 Closing Conditions. From the date hereof until the Closing, each party hereto shall use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in ARTICLE VII.

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Section 5.11 Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld, delayed, denied, or conditioned), and the parties shall cooperate as to the timing and contents of any such announcement.

Section 5.12 Affiliate Agreements. Prior to the Closing, the Company shall terminate all Affiliate Agreements set forth on Schedule 5.12 with respect to which there could be further or continuing liability or obligation on the part of the Parent or any of its Affiliates (including, after the Closing, the Company) without any further or continuing liability on the part of the Parent or any of its Affiliates (including, after the Closing, the Company).

Section 5.13 Audited Financial Statements. The Company and the Shareholders acknowledge and agree that they shall provide reasonable access to an independent certified public accounting firm that is registered under the Public Company Accounting Oversight Board and acceptable to the Parent and the Company to audit the Annual Financial Statements (such audited Annual Financial Statements, the “Audited Financial Statements”) and provide Parent ant the Company with such Audited Financial Statements and the audit report of such certified public accounting firm related thereto.

Section 5.14 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Entity shall be authorized to execute and deliver, in the name and behalf of the Company, Merger Sub No. 1, or Merger Sub No. 2, any deeds, bills of sale, assignments, or assurances and to take and do, in the name and on behalf of the Company, Merger Sub No. 1, or Merger Sub No. 2, any other actions and things to vest, perfect, or confirm of record or otherwise in the Surviving Entity any and all right, title, and interest in, to, and under any of the rights, properties, or assets of the Company acquired or to be acquired by the Surviving Entity as a result of, or in connection with, the Merger.

ARTICLE VI
Tax matters

Section 6.01 Taxes. All Taxes on or with respect to the Company that are attributable to any Pre-Closing Tax Period shall be for the sole accounts, jointly and severally, of the Shareholders. All Taxes on or with respect to the Company that are attributable to any Post-Closing Tax Period shall be for the sole account of the Parent.

Section 6.02 Certain Tax Covenants.

(a) The parties hereto shall cooperate with each other and use their respective reasonable best efforts in taking actions, including with respect to the filing of any Tax Returns, to attempt to qualify the Merger as a tax-free reorganization pursuant to Section 368(a) of the Code and that at least 40% of the aggregate Merger Consideration paid to the Shareholders in exchange for the Company Shares is properly treated, for U.S. federal income tax purposes, as paid in Parent Shares, taking into account the effect of the anticipated mix of Closing Parent Shares and Cash Consideration associated with (i) the Closing Merger Consideration, (ii) Parent Shares or cash to be paid in connection with any Escrow Agreement, (iii) any reacquisition by Parent of Parent Shares treated as delivered in the Merger, and (iv) any similar arrangements.

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(b) Without the prior written consent of the Parent, which may be withheld, delayed, denied, or conditioned, prior to the Closing, the Company, its Representatives, and the Shareholders shall not, to the extent it may materially adversely affect, or relate to, the Company, (i) make, change, or rescind any affirmative Tax election other than in the ordinary course of business, (ii) amend any Tax Return, or (iii) take any position on any material Tax Return, take any action, omit to take any action, or enter into any other transaction; in each case, other than in the ordinary course of business, and in each case, that would have the effect of increasing the Tax liability or reducing any Tax asset of the Parent or the Surviving Entity in respect of any Post-Closing Tax Period.

(c) All transfer, documentary, sales, use, stamp, registration, value added, and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be borne and paid by the Parent when due. The Parent shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and the Shareholders shall cooperate with respect thereto as necessary).

Section 6.03 Termination of Existing Tax Indemnity, Tax Sharing, and Tax Allocation Agreements. Any and all existing, whether written or not, Tax indemnity agreements, Tax sharing agreements, Tax allocation agreements, and any similar agreement binding upon the Company, the principal subject of which is Tax, shall be terminated as of the Closing Date and all payments thereunder settled immediately prior to the Closing Date with no payments permitted to be made thereunder on and after the Closing Date. After the Closing Date, neither the Company nor the Parent, nor any of the Parent’s Affiliates and their respective Representatives (other than the Shareholders), shall have any further rights or liabilities thereunder.

Section 6.04 Tax Returns.

(a) The Company shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by it that are due on or before the Closing Date (taking into account any extensions), and shall timely pay all Taxes that are due and payable on or before the Closing Date. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law). The Company shall provide the Parent with copies of any income or other material Tax Return, together with appropriate supporting information and schedules, at least 45 days prior to the due date (including extensions) for the filing of any such Tax Return, and the Parent shall have the right to review and comment on any such Tax Return prior to the filing thereof.

(b) The Parent shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by the Company after the Closing Date with respect to a Pre-Closing Tax Period and for any Straddle Period, and all other Tax Returns of the Company for which the Shareholders could have liability under this Agreement, including pursuant to an indemnification obligation, and the Parent shall cause the Company to pay all taxes reflected on all such tax Returns. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and, if it is an income or other material Tax Return, shall be submitted by the Parent to the Shareholders’ Representative (together with schedules, statements, and, to the extent requested by the Shareholders’ Representative, supporting documentation) at least 45 days prior to the due date (including extensions) of such Tax Return. If the Shareholders’ Representative objects to any item on any such Tax Return that relates to a Pre-Closing Tax Period, it shall, within 10 days after delivery of such Tax Return, notify the Parent in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, the Parent and the Shareholders’ Representative shall negotiate in good faith and use their reasonable best efforts to resolve such items. If the Parent and the Shareholders’ Representative are unable to reach such agreement within 10 days after receipt by the Parent of such notice, the disputed items shall be resolved by the Independent Accountant and any determination by the Independent Accountant shall be final. The Independent Accountant shall resolve any disputed items within 20 days of having the item referred to it pursuant to such procedures as it may require. If the Independent Accountant is unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by the Parent and then amended to reflect the Independent Accountant’s resolution. The costs, fees, and expenses of the Independent Accountant shall be borne one-half by the Parent and one-half by the Shareholders. The preparation and filing of any Tax Return of the Company that does not relate to a Pre-Closing Tax Period or Straddle Period shall be exclusively within the control of the Parent.

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Section 6.05 Straddle Period. In the case of Taxes that are payable with respect to a taxable period that begins on or before and ends after the Closing Date (each such period, a “Straddle Period”), the portion of any such Taxes that are treated as Pre-Closing Taxes for purposes of this Agreement shall be:

(a) in the case of Taxes (i) based upon, or related to, income, receipts, profits, wages, capital, or net worth, (ii) imposed in connection with the sale, transfer, or assignment of property, or (iii) required to be withheld, deemed equal to the amount that would be payable if the taxable year ended on the Closing Date; and

(b) in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction, the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

Section 6.06 Closing Date Taxes. Notwithstanding any other provision of this Agreement, if any Tax shall arise out of an action taken by the Parent or the Surviving Entity on the Closing Date (but after the Closing time on the Closing Date), and if, and only if, such an action (i) was undertaken outside of the ordinary course of business and (ii) was not expressly contemplated by this Agreement, then, and only then, shall such action be deemed to have arisen in a Post-Closing Tax Period and not in a Pre-Closing Tax Period and the Tax shall be borne by the Parent.

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Section 6.07 Cooperation and Exchange of Information. The Shareholders’ Representative and the Parent shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this ARTICLE VI or in connection with any audit or other proceeding in respect of Taxes of the Company. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers, and documents relating to rulings or other determinations by Tax Authorities. Each of the Shareholders and the Parent shall retain all Tax Returns, schedules and work papers, records, and other documents in his or its possession relating to Tax matters of the Company or Taxes of the Shareholders related to the Company for any taxable period beginning on or before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods. Prior to transferring, destroying, or discarding any Tax Returns, schedules and work papers, records, and other documents in its or his possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date and for which the statute of limitations has not run, the Shareholders or the Parent (as the case may be) shall provide the other party with reasonable written notice and offer the other party the opportunity to take custody of such materials.

Section 6.08 Tax Indemnities.

(a) Subject to the provisions of Section 8.04 through Section 8.10, the Shareholders shall, jointly and severally, be responsible for and shall indemnify and hold the Company, the Parent, the Surviving Entity, and each other Parent Indemnitee harmless against (i) any and all Taxes imposed on or payable by the Company for any Pre-Closing Tax Period; (ii) any and all Taxes attributable to the Pre-Closing Tax Period for which the Company is held liable under Treasury Regulation Section 1.1502-6; (iii) any and all Taxes of any Person other than the Company imposed on the Company as a transferee, indemnitor, or successor, by Contract, pursuant to any Tax law, or otherwise which Taxes relate solely to an event or transaction occurring or relating to the Pre-Closing Tax Period or the agreements referenced in Section 6.03; (iv) any and all Losses incurred or sustained by, or imposed upon, any Parent Indemnitee based upon, arising out of, with respect to, or by reason of any breach or inaccuracy of any of the representations set forth in Section 3.22; and (v) any and all costs and expenses incurred by any Parent Indemnitee in connection with any and all Actions regarding any Taxes for which any Shareholder is required to reimburse the Parent Indemnitees pursuant to this Section 6.08. For clarity and without limitation, each of the parties to this Agreement acknowledges and agrees that the phrase “Pre-Closing Tax Period” includes, and shall be deemed to include, the two-step merger process contemplated by this Agreement that the parties anticipate will result in the Closing of the Merger, such that the Shareholders’ indemnification obligations as set forth in this Agreement that are in favor of the Company, the Parent, the Surviving Entity, and each other Parent Indemnitee in respect of the Merger will be effective as of the date of this Agreement. The parties to this Agreement acknowledge that the two-step structure of the Merger is at the request of and for the benefit of the Shareholders. Accordingly, their indemnification obligations herein are intentionally broad and intentionally are designed ensure that the Shareholders, jointly and severally, shall be responsible for and shall indemnify and hold the Company, the Parent, the Surviving Entity, and each other Parent Indemnitee harmless against any Pre-Closing Tax Period liability in respect of the transactions contemplated by the Merger.

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(b) Payment of any amount due under this Section 6.08 shall be made within 10 days following the Shareholders’ Representative’s receipt of written notice from the Company or the Parent regarding the same. Subject to Section 6.02(a), the Shareholders acknowledge that the Parent reserves the right to require that any payment to be made hereunder not be made with any or all of the Escrow Shares.

(c) Except for Section 8.06, Section 8.07, Section 8.08, Section 8.09, and Section 8.10, this Section 6.07 shall be the sole provision governing indemnities for Taxes and the breach or inaccuracy of any of the representations set forth in Section 3.22.

Section 6.09 Control of Audit or Tax Litigation.

(a) The Parent will control any and all Actions regarding any Taxes for which any Shareholder is required to indemnify the Parent, the Company, or any other Parent Indemnitee pursuant to Section 6.07. The Parent will (and will cause its Affiliates to) (i) keep the Shareholders’ Representative reasonably informed and consult in good faith with Shareholders’ Representative with respect to any issue relating to such Action, (ii) permit the Shareholders’ Representative to review and comment on any documents in connection with such Action and take any reasonable comments into consideration before filing any document, (iii) obtain the prior written consent of the Shareholders’ Representative (which consent shall not be unreasonably withheld, delayed, denied, or conditioned) before entering into any settlement of any such Action or ceasing to defend such Action, and (iv) allow the Shareholders’ Representative, at its expense, to participate in the defense of such claim and to employ counsel of its choice for such purpose. If the Shareholders’ Representative or any Shareholder is subject to or receives notice of an audit of any Shareholder or other Action against any Shareholder relating to Taxes and such audit or other Action would reasonably be expected to (a) have an adverse effect on the Parent, the Surviving Entity, or the Surviving Entity’s assets or (b) subject the Parent or the Surviving Entity to any liability, in each case as a result of such audit or other Action, then the Shareholders’ Representative will promptly notify the Parent of the same in writing upon receipt of such notice or upon becoming aware of such audit or other Action and will keep the Parent timely apprised of any developments in any such audit or litigation.

Section 6.10 Tax Refunds. If the Company receives any Tax refund attributable to a Pre-Closing Tax Period, the amount of such refund shall be paid to the Shareholders within 10 days of receipt thereof. Tax refund for this purpose includes any amount that the Company or the Parent could elect to receive as a refund but instead is applied to reduce the Company’s Taxes during any Post-Closing Tax Period.

Section 6.11 No Tax Return Amendments. The Parent shall not amend any Tax Return of the Company relating to a Pre-Closing Tax Period without the prior written consent of the Shareholders’ Representative, which consent shall not be unreasonably withheld, delayed, denied, or conditioned.

Section 6.12 Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of Section 3.22 and this ARTICLE VI shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation, or extension thereof) plus 60 days.

Section 6.13 Overlap. To the extent that any obligation or responsibility pursuant to ARTICLE VIII may overlap with an obligation or responsibility pursuant to this ARTICLE VI, the provisions of this ARTICLE VI shall govern.

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ARTICLE VII
Conditions to closing

Section 7.01 Conditions to Obligations of the Parent, Merger Sub No.1, and Merger Sub No. 2. The obligations of the Parent, Merger Sub No. 1, and Merger Sub No. 2 to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or the Parent’s waiver, at or prior to the Closing, of each of the following conditions:

(a) Other than the representations and warranties of the Company and/or the Shareholders contained in Section 3.01, Section 3.02, Section 3.03, and Section 3.24, the representations and warranties of the Company and/or the Shareholders contained in this Agreement and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Company Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Company Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of the Company and/or the Shareholders contained in Section 3.01, Section 3.02, Section 3.03, and Section 3.24 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b) The Company and the Shareholders shall have duly performed and complied in all material respects with all agreements, covenants, and conditions required by this Agreement to be performed or complied with by them prior to or on the Closing Date; provided, that, with respect to agreements, covenants, and conditions that are qualified by materiality, the Company and the Shareholders shall have performed such agreements and covenants, as so qualified, in all respects.

(c) No Action shall have been commenced against the Parent, Merger Sub No. 1, Merger Sub No. 2, the Company, or any Shareholder that would prevent the Closing. No Governmental Authority shall have enacted, issued, promulgated, enforced, or entered any final, non-appealable Governmental Order that is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions, or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

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(d) All approvals, consents, and waivers that are required to be listed on Schedule 7.01(d) shall have been received, and executed counterparts thereof shall have been delivered to the Parent at or prior to the Closing.

(e) From the date of this Agreement, there shall not have occurred any Company Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, would reasonably be expected to result in a Company Material Adverse Effect.

(f) The Company shall have delivered each of the closing deliverables set forth in Section 2.03(a).

(g) Employment agreements by and between the Company and each of the Key Employees, in the forms mutually satisfactory to the parties thereto and the Parent, shall have been duly executed by each of the Key Employees and the Company, as applicable, and true and complete copies thereof shall have been delivered to the Parent.

(h) The Parent Public Offering shall have been consummated.

Section 7.02 Conditions to Obligations of the Company and the Shareholders. The obligations of the Company and the Shareholders to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or the Company’s waiver, at or prior to the Closing, of each of the following conditions:

(a) Other than the representations and warranties of the Parent, Merger Sub No. 1, and Merger Sub No. 2 contained in Section 4.01 and Section 4.04, the representations and warranties of the Parent and Merger Sub contained in this Agreement and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Parent Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Parent Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of the Parent, Merger Sub No. 1, and Merger Sub No. 2 contained in Section 4.01 and Section 4.04 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date.

(b) The Parent, Merger Sub No. 1, and Merger Sub No. 2 shall have duly performed and complied in all material respects with all agreements, covenants, and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements, covenants, and conditions that are qualified by materiality, the Parent, Merger Sub No. 1, and Merger Sub No. 2 shall have performed such agreements, covenants, and conditions, as so qualified, in all respects.

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(c) No Action shall have been commenced against the Parent, Merger Sub No. 1, Merger Sub No. 2, the Company, or any Shareholder that would prevent the Closing. No Governmental Authority shall have enacted, issued, promulgated, enforced, or entered any final, non-appealable Governmental Order that is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions, or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(d) From the date of this Agreement, there shall not have occurred any Parent Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, would reasonably be expected to result in a Parent Material Adverse Effect.

(e) The Parent shall have delivered each of the closing deliverables set forth in Section 2.03(b).

ARTICLE VIII
Indemnification

Section 8.01 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein (other than any representations or warranties contained in Section 3.22 which are subject to ARTICLE VI) shall survive the Closing and shall remain in full force and effect until the date that is 15 months from the Closing Date; provided, that the representations and warranties in Section 3.01(a), Section 3.02, Section 3.03, Section 3.24, Section 4.01, and Section 4.04 (collectively, the “Fundamental Representations”) shall survive indefinitely. All covenants and agreements of the parties contained herein (other than any covenants or agreements contained in ARTICLE VI, which are subject to ARTICLE VI) shall survive the Closing until fully performed or for the period explicitly specified therein; provided that covenants and agreements of the parties contained herein to be performed on or prior to the Closing Date shall survive the Closing for a period of 39 months from the Closing Date. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the Indemnified Party to the Indemnifying Party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation, warranty, covenant, or agreement and such claims shall survive until finally resolved.

Section 8.02 Indemnification By the Shareholders. Subject to the other terms and conditions of this ARTICLE VIII, from and after the Closing, the Shareholders, jointly and severally, shall indemnify and defend each of the Parent and its Affiliates (including the Company and the Surviving Entity) and their respective Representatives (collectively, the “Parent Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Parent Indemnitees based upon, arising out of, with respect to, or resulting from:

(a) any inaccuracy in or breach of any of the representations or warranties of the Company and/or the Shareholders contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Company pursuant to this Agreement (other than in respect of Section 3.22, it being understood that the sole remedy for any such inaccuracy in or breach thereof shall be pursuant to ARTICLE VI), as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

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(b) any breach or non-fulfillment of any covenant, agreement, undertaking, or obligation to be performed by the Company or any Shareholder pursuant to this Agreement (other than any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking, or obligation in ARTICLE VI, it being understood that the sole remedy for any such breach, violation, or failure shall be pursuant to ARTICLE VI); or

(c) any claim made by any Person relating to such Person’s rights with respect to the Merger Consideration or the calculations and determinations set forth in the Merger Consideration Certificate.

Section 8.03 Indemnification By the Parent. Subject to the other terms and conditions of this ARTICLE VIII, from and after the Closing, the Parent shall indemnify and defend each Shareholder and its or his Affiliates and their respective Representatives (collectively, the “Shareholder Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Shareholder Indemnitees based upon, arising out of, with respect to, or resulting from:

(a) any inaccuracy in or breach of any of the representations or warranties of the Parent, Merger Sub No. 1, and Merger Sub No. 2 contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Parent, Merger Sub No. 1, or Merger Sub No. 2 pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

(b) any breach or non-fulfillment of any covenant, agreement, undertaking, or obligation to be performed by the Parent, Merger Sub No. 1, or Merger Sub No. 2 pursuant to this Agreement (other than ARTICLE VI, it being understood that the sole remedy for any such breach thereof shall be pursuant to ARTICLE VI).

Section 8.04 Certain Limitations. The indemnification provided for in ARTICLE VI, Section 8.02 and Section 8.03 shall be subject to the following limitations:

(a) Subject to the provisions of Section 8.04(c), the Shareholders shall not be liable to the Parent Indemnitees for indemnification under Section 8.02(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.02(a) exceeds $150,000 (the “Basket”), in which event the Shareholders shall be required to pay or be liable for all such Losses from the first such dollar. Subject to the provisions of Section 8.04(c), the aggregate liability of the Shareholders for all Losses subject to indemnification under Section 8.02(a) shall be limited to $2,500,000 (the “Cap”).

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(b) The Parent shall not be liable to the Shareholder Indemnitees for indemnification under Section 8.03(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.03(a) exceeds the Basket, in which event the Parent shall be required to pay or be liable for all such Losses from the first dollar. The aggregate amount of all Losses for which the Parent shall be liable pursuant to Section 8.03(a) shall not exceed the Cap.

(c) Notwithstanding the foregoing, the limitations set forth in Section 8.04(a) and Section 8.04(b) shall not apply to Losses based upon, arising out of, with respect to, or resulting from fraud or any inaccuracy in or breach of any of the Fundamental Representations.

(d) Each Indemnified Party shall take, and cause each of its Affiliates to take, all reasonable steps to mitigate any Losses subject to indemnification pursuant to ARTICLE VI, Section 8.02 or 8.03, upon such time as the Indemnified Party or its Affiliates becomes aware or reasonably should have become aware of the facts, events or circumstances giving rise to or resulting in such Losses.

(e) In the event that one or more Indemnifying Party pays any Losses of an Indemnified Party pursuant to this Agreement, the Indemnifying Party, on behalf of itself and its Affiliates, hereby assigns and subrogates to such Indemnifying Parties all claims, rights, causes of action and Actions that the Indemnified Party or its Affiliates may have against any Person (other than an Affiliate of the Indemnified Party) with respect to and to the extent of such Losses paid or payable by the Indemnifying Parties, or the facts, events or circumstances giving rise to such Losses. In the event any insurance proceeds, indemnity, contribution or any other payments or amounts are received or recovered by an Indemnified Party or its Affiliates with respect to Losses paid by one or more Indemnifying Party, the Indemnified Party shall promptly pay such amounts to each such Indemnifying Party pro rata, in proportion to the amount of such Losses originally paid by such Indemnifying Parties.

(f) Notwithstanding anything to the contrary in this Agreement, an Indemnified Party shall, promptly upon receipt of relevant insurance proceeds or other indemnity, contribution, or other similar payment (a “Third-party Payment”) in respect of a Loss, tender such Third-party Payment to the Indemnifying Parties in respect of such Loss if, and only if, the Indemnified Party had previously received full indemnification for such Loss from such Indemnifying Parties; provided, that the Indemnified Party shall not be required to initiate litigation to recover such insurance proceeds, other indemnity, contribution or other similar payments.

Section 8.05 Indemnification Procedures. The party making a claim under this ARTICLE VIII is referred to as the “Indemnified Party,” and the party against whom such claims are asserted under this ARTICLE VIII is referred to as the “Indemnifying Party.” For purposes of this ARTICLE VIII, (i) if the Parent (or any other Parent Indemnitee) comprises the Indemnified Party, any references to the Indemnifying Party (except provisions relating to an obligation to make payments) shall be deemed to refer to the Shareholders’ Representative and (ii) if the Parent comprises the Indemnifying Party, any references to the Indemnified Party shall be deemed to refer to the Shareholders’ Representative. Any payment received by the Shareholders’ Representative as the Indemnified Party shall be distributed to the Shareholders entitled to such indemnification in accordance with this Agreement.

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(a) Third-party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by, or discloses or admits any Liability, Indebtedness or Encumbrance to or accruing in favor of, any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third-party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 calendar days after receipt of such notice of such Third-party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party is prejudiced or forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third-party Claim in reasonable detail, shall include copies of all material written evidence thereof, and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of, any Third-party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that, if the indemnifying Party is any Shareholder, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third-party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of the Company or (y) seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third-party Claim, subject to Section 8.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal, or make counterclaims pertaining to any such Third-party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third-party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party; provided, that, if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party. If the Indemnifying Party elects not to compromise or defend such Third-party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third-party Claim, the Indemnified Party may, subject to Section 8.05(b), pay, compromise, and defend such Third-party Claim and seek indemnification for any and all Losses based upon, arising from, or resulting from such Third-party Claim. The Shareholders and the Parent shall cooperate with each other in all reasonable respects in connection with the defense of any Third-party Claim, including making available records relating to such Third-party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-party Claim.

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(b) Settlement of Third-party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 8.05(b). If a firm offer is made to settle a Third-party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third-party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within 10 days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third-party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third-party Claim, the Indemnifying Party may settle the Third-party Claim upon the terms set forth in such firm offer to settle such Third-party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.05(a), it shall not admit, take any action that would cause the entry of a default judgement with respect to, or agree to any settlement of, any Third-party Claim without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, delayed, denied, or conditioned).

(c) Direct Claims. Any Action by an Indemnified Party on account of a Loss that does not result from a Third-party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party is prejudiced by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof, and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim, and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents, or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30 day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d) Tax Claims. Notwithstanding any other provision of this Agreement, the control of any Action in respect of Taxes of the Company (including any such claim in respect of a breach of the representations and warranties in Section 3.22 hereof or any breach or violation of or failure to fully perform any covenant, agreement, undertaking, or obligation in ARTICLE VI) shall be governed exclusively by ARTICLE VI hereof.

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Section 8.06 Payments.

(a) Once a Loss is agreed to by the Indemnifying Party or finally adjudicated in a non-appealable Governmental Order to be payable pursuant to this ARTICLE VIII, the Indemnifying Party shall satisfy its obligations within 15 Business Days of such the effective date of such final, non-appealable adjudication in the manner set forth in Subsection 8.06(b), below. The parties hereto agree that, should an Indemnifying Party not make full payment of any such obligations within such 15 Business Day-period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to, but excluding, the date such payment has been made at a rate per annum equal to the lesser of 10% or the highest rate permitted by applicable Law. Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed, without compounding.

(b) Any Loss payable to a Parent Indemnitee pursuant to ARTICLE VI or ARTICLE VIII shall be satisfied as follows: (i) forty percent (40%) of such Loss shall be satisfied with such number of the Escrow Shares, each such Escrow Share, for the purposes hereof, shall be valued at the Parent Share Price (and, if Escrow Shares are, for any reason, not then available, for any other method of satisfaction then requested by Parent) determined by dividing forty percent (40%) of the Loss by the Parent Share Price, and (ii) sixty percent (60%) of such Loss shall be satisfied by the Shareholders (on a joint and several basis) by wire transfer of immediately available funds in the aggregate amount of sixty percent (60%) of such Loss to the relevant Parent Indemnitee.

(c) Upon the termination of the escrow of the Escrow Shares pursuant to the Escrow Agreement, the Escrow Agent shall distribute any remaining Escrow Shares to the Shareholders in accordance with their Pro Rata Shares and the Escrow Agreement.

Section 8.07 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Merger Consideration for Tax purposes, unless otherwise required by Law.

Section 8.08 Effect of Investigation. The representations, warranties, and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of any claim that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was, or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in Section 7.01 or Section 7.02, as the case may be. Notwithstanding the above, this Section 8.08 shall be of no force or effect if such knowledge was the result of a writing from the prospective Indemnifying Party to the prospective Indemnified Party prior to the Closing and the prospective Indemnified Party in a writing to the prospective Indemnifying Part acknowledged such potential inaccuracy prior to the Closing.

Section 8.09 Exclusive Remedies. Subject to Section 5.06 and Section 10.11, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity, or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement, or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in ARTICLE VI and this ARTICLE VIII. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims, and causes of action for any breach of any representation, warranty, covenant, agreement, or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in ARTICLE VI and this ARTICLE VIII. Nothing in this Section 8.09 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s fraudulent, criminal, or intentional misconduct.

Section 8.10 No Circular Recovery. Each Shareholder hereby agrees that he or it will not make any claim for indemnification against the Parent, the Company, or the Surviving Entity by reason of the fact that such Shareholder was a Representative of the Company or was serving as such for another Person at the request of the Company (whether such claim is for Losses of any kind or otherwise and whether such claim is pursuant to any Law, Organizational Document, Contract, or otherwise) with respect to any claim brought by a Parent Indemnitee against any Shareholder relating to this Agreement or any of the transactions contemplated hereby. With respect to any claim brought by a Parent Indemnitee against any Shareholder relating to this Agreement or any of the transactions contemplated hereby, each Shareholder expressly waives any right of subrogation, contribution, advancement, indemnification, or other claim against the Company with respect to any amounts such Shareholder is liable for pursuant to the indemnification provisions set forth in ARTICLE VI or this ARTICLE VIII.

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ARTICLE IX
Termination

Section 9.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of the Company and the Parent;

(b) by the Parent by written notice to the Company if:

(i) none of the Parent, Merger Sub No. 1, or Merger Sub No. 2 is then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in, or failure to perform any representation, warranty, covenant, or agreement made by the Company or the Shareholders pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VII and such breach, inaccuracy or failure has not been cured by the Company or the Shareholders within 10 days of the Company’s receipt of written notice of such breach from Parent; or

(ii) any of the conditions set forth in Section 7.01 shall not have been, or if it becomes reasonably apparent that any of such conditions will not be, fulfilled by January 31, 2019, unless such failure shall be due to the failure of the Parent, Merger Sub No. 1, or Merger Sub No. 2 to perform or comply with any of the covenants, agreements, or conditions hereof to be performed or complied with by it prior to the Closing;

(c) by the Company by written notice to the Parent if:

(i) the Company and the Shareholders are not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in, or failure to perform any representation, warranty, covenant, or agreement made by the Parent, Merger Sub No. 1, or Merger Sub No. 2 pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VII and such breach, inaccuracy, or failure has not been cured by the Parent, Merger Sub No. 1, or Merger Sub No. 2 within 10 days of the Parent’s receipt of written notice of such breach from the Company; or

(ii) any of the conditions set forth in Section 7.02 shall not have been, or if it becomes reasonably apparent that any of such conditions will not be, fulfilled by January 31, 2019, unless such failure shall be due to the failure of the Company or the Shareholders to perform or comply with any of the covenants, agreements, or conditions hereof to be performed or complied with by it or them prior to the Closing; or

(d) by the Parent or the Company in the event that (i) there shall be any Law enacted that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

Section 9.02 Effect of Termination. In the event of the termination of this Agreement in accordance with this ARTICLE IX, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a) as set forth in Section 5.05, ARTICLE IX, and ARTICLE X; and

(b) that nothing herein shall relieve any party hereto from liability for any willful breach of any provision hereof.

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ARTICLE X
Miscellaneous

Section 10.01 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including fees and disbursements of counsel, financial advisors, and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred; provided, however, that the Parent shall be responsible for the cost of the audit described in Section 5.13, whether or not the Closing shall have occurred.

Section 10.02 Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) one Business Day after delivery to a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

(a)	If to the Parent, Merger Sub No. 1, or Merger Sub No. 2:

nFüsz, Inc.
344 South Hauser Boulevard
Suite 414
Los Angeles, California 90036
Attn: Rory Cutaia, President and CEO
E-mail: rory@nfusz.com

with a copy (which shall not constitute notice) to:

Baker & Hostetler LLP
600 Anton Boulevard
Suite 900
Costa Mesa, California 92626
Attn: Randolf W. Katz, Esq.
E-mail: rwkatz@bakerlaw.com

(b)	If to the Company:

Sound Concepts, Inc.
782 S. Automall Drive
Suite A
American Fork, Utah 84003
Attn: McKinley J. Oswald
E-mail: mjo@soundconcepts.com

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with a copy (which shall not constitute notice) to:

Stoel Rives LLP
201 S. Main Street, Suite 1100
Salt Lake City, Utah 84111
Attn: Nathan W. Jones
E-mail: nate.jones@stoel.com

(c)	If to the Shareholders or the Shareholders’ Representative:

McKinley J. Oswald
782 S. Automall Drive
Suite A
American Fork, Utah 84003
E-mail: mjo@soundconcepts.com

with a copy (which shall not constitute notice) to:

Stoel Rives LLP
201 S. Main Street, Suite 1100
Salt Lake City, Utah 84111
Attn: Nathan W. Jones
E-mail: nate.jones@stoel.com

Section 10.03 Interpretation. For purposes of this Agreement, (a) the words “include,” “includes,” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto,” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Schedules, and Exhibits mean the Articles and Sections of, and the Schedules hereto and delivered concurrently herewith, and the Exhibits to, this Agreement; (y) to an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 10.04 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.05 Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in Section 5.06(e), upon such determination that any term or other provision is invalid, illegal, or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

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Section 10.06 Entire Agreement. This Agreement, including the Side Letter, collectively constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement, including the Side Letter, and those in the Exhibits or the Schedules (other than an exception expressly set forth as such in the Schedules), the statements in the body of this Agreement, if and as modified by the Side Letter, will control.

Section 10.07 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld, delayed, denied, or conditioned. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 10.08 No Third-party Beneficiaries. Except as provided in Section 5.09, Section 6.07, and ARTICLE VIII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.09 Amendment and Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach, or default not expressly identified by such written waiver, whether of a similar or different character and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

Section 10.10 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Utah without giving effect to any choice or conflict of law provision or rule (whether of the State of Utah or any other jurisdiction).

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND, TO THE MAXIMUM EXTENT LEGALLY PERMISSIBLE, UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10(c).

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Section 10.11 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 10.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 10.13 Shareholders’ Representative.

(a) By executing this Agreement, each Shareholder hereby irrevocably authorizes and appoints the Shareholders’ Representative as such Person’s representative and attorney-in-fact to act on behalf of such Person with respect to this Agreement and the Escrow Agreement and to take any and all actions and make any decisions required or permitted to be taken by the Shareholders’ Representative pursuant to this Agreement or the Escrow Agreement, including

(i) give and receive notices and communications;

(ii) authorize delivery to the Parent of Escrow Shares in satisfaction of claims for indemnification made by the Parent pursuant to ARTICLE VI and ARTICLE VIII;

(iii) agree to, negotiate, and enter into settlements and compromises in respect of, and comply with orders or handle any other matters described in, Section 2.16, ARTICLE VI, or ARTICLE VIII;

(iv) litigate, arbitrate, resolve, settle, or compromise any claim for indemnification pursuant to ARTICLE VI or ARTICLE VIII;

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(v) execute and deliver all documents necessary or desirable to carry out the intent of this Agreement and the Escrow Agreement;

(vi) make all elections or decisions contemplated by this Agreement and the Escrow Agreement to be made by the Shareholders;

(vii) engage, employ, or appoint any agents or representatives (including attorneys, accountants, and consultants) to assist the Shareholders’ Representative in complying with his duties and obligations; and

(viii) take all actions necessary or appropriate in the good faith judgment of the Shareholders’ Representative for the accomplishment of the foregoing.

(b) Notices or communications to or from the Shareholders’ Representative shall constitute notice to or from each of the Shareholders. Further, each Shareholder acknowledges that such Shareholder has specifically authorized the Shareholders’ Representative to accept service of process, summons, complaint, subpoena, or initiation of other legal action related to this Agreement on behalf of such Shareholder. The Shareholders’ Representative acknowledges that he will accept such service of process, summons, complaint, subpoena, or initiation of other legal action on behalf of each Shareholder. Any decision or action by the Shareholders’ Representative hereunder, including any agreement between the Shareholders’ Representative and the Parent relating to the defense, payment, or settlement of any claims for indemnification hereunder, shall constitute a decision or action of all Shareholders and shall be final, binding, and conclusive upon each such Shareholder. No Shareholder shall have the right to object to, dissent from, protest, or otherwise contest the same. The provisions of this Section, including the power of attorney granted hereby, are independent and severable, are irrevocable and coupled with an interest, and shall not be terminated by any act of any one or Shareholders, or by operation of Law, whether by death or other event.

(c) The Shareholders shall indemnify and hold harmless the Shareholders’ Representative from and against any Losses, Liability or expense (including the hiring of legal counsel and the incurring of legal fees and costs) incurred without gross negligence or willful misconduct on the part of the Shareholders’ Representative and arising out of or in connection with the acceptance or administration of its duties hereunder; provided, that in no event shall the indemnification obligation of any Shareholder exceed the Merger Consideration actually received by or due to such Shareholder hereunder. The Shareholders agree that any out-of-pocket costs and expenses incurred by the Shareholders’ Representative in connection with actions taken by the Shareholders’ Representative pursuant to the terms of this Agreement (including the hiring of legal counsel and the incurring of legal fees and costs) shall be the responsibility of the Shareholders based on their Pro Rata Shares.

(d) Those Shareholders whose Pro Rata Shares in the aggregate equals or exceeds 50% shall have the right at any time to remove the then-acting Shareholders’ Representative and to appoint a successor Shareholders’ Representative; provided, however, that neither such removal of a then-acting Shareholders’ Representative nor such appointment of a successor Shareholders’ Representative shall be effective until notice of such act has been provided to Parent and the other Shareholders. The immunities and rights to indemnification of the Shareholders’ Representative shall survive the resignation or removal of the Shareholders’ Representative and the Closing or any termination of this Agreement and the Escrow Agreement. Each successor Shareholders’ Representative shall have all of the power, authority, rights, and privileges conferred by this Agreement upon the original Shareholders’ Representative.

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Section 10.14 Acknowledgement. Recognizing that Stoel Rives LLP (“Stoel”), has acted as legal counsel to the Company and to the Shareholders prior to date of this Agreement, and that Stoel intends to act as legal counsel to certain of the Shareholders, the Shareholders’ Representative, and their respective Affiliates (which will not, after the Closing, include the Company, Merger No. 1, or Merger Sub No. 2) after the Closing, the Parent, Merger Sub No. 1, and Merger Sub No. 2 hereby waive and, after the Closing, shall cause the Surviving Entity to waive, any conflicts that may arise in connection with Stoel representing any Shareholder, the Shareholders’ Representative, or their respective Affiliates after the Closing as such representation may relate to this Agreement, the Merger, or the transactions contemplated hereby. In addition, all attorney-client privileged communications, whether marked as such or not, between the Company, any Shareholder, and their respective agents, representatives, accountants, brokers and Affiliates, on the one hand, and Stoel, on the other hand, in the course of or with respect to the negotiation, documentation, preparation, execution, delivery, or performance of (a) this Agreement, the exhibits and schedules hereto (including the Disclosure Schedules), (b) any document or instrument delivered pursuant to or in connection with the transactions contemplated by this Agreement, or (c) any prior proposed purchase of the Company, Company Shares, or Company assets; as well as, any e-mails, correspondence, memoranda, summaries, work product, work papers, or other such documentation or information relating to any of the foregoing (collectively, the “Pre-Closing Materials”) shall be deemed to be attorney-client confidences that belong solely to the Shareholders (and not the Parent, Merger Sub No. 1, Merger Sub No. 2, the Company, or any of their Affiliates) following the Closing. Accordingly, following Closing, the Parent, Merger Sub No. 1, Merger Sub No. 2, and the Company shall not have access to the Pre-Closing Materials, or those files of Stoel relating to Pre-Closing Materials. Without limiting the generality of the foregoing, from and after the Closing, the Shareholders (and not the Parent, Merger Sub No. 1, Merger Sub No. 2, the Company, or any of their Affiliates) shall be the sole holders of the attorney-client privilege with Stoel with respect to Pre-Closing Materials. To the extent that files of Stoel contain Pre-Closing Materials that constitute property of the Shareholders, only the Shareholders and their respective Affiliates (and not the Parent, Merger Sub No. 1, Merger Sub No. 2, the Company, or their Affiliates) shall hold such property rights to such Pre-Closing Materials, and Stoel shall not have any duty whatsoever to reveal or disclose any such attorney-client privileged Pre-Closing Materials to the Parent, Merger Sub No. 1, Merger Sub No. 2, the Company, or their respective Affiliates by reason of any attorney-client relationship between Stoel, on the one hand, and the Shareholders or any of their Affiliates (other than the Company), on the other hand, or otherwise.

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IN WITNESS WHEREOF, the parties hereto have, as of the date first written above, (i) executed this Agreement or (ii) caused this Agreement to be executed by their respective officers thereunto duly authorized, as applicable.

THE PARENT:

nFÜSZ, INC.

By:	/s/ Rory Cutaia
Rory Cutaia, President and CEO

MERGER SUB NO. 1:

NF ACQUISITION COMPANY, LLC

By:	/s/ Rory Cutaia
Rory Cutaia, Authorized signatory

MERGER SUB NO. 1

NF MERGER SUB, INC.

By:	/s/ Rory Cutaia
Rory Cutaia, Authorized signatory

MERGER SUB NO. 2:

NF ACQUISITION COMPANY, LLC

By:	/s/ Rory Cutaia
Rory Cutaia, Authorized signatory

Signature Page to Agreement and Plan of Merger

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THE COMPANY:
SOUND CONCEPTS, INC.

By:	/s/ McKinley J. Oswald
Name:	McKinley J. Oswald
Title:	Chief Executive Officer

THE SHAREHOLDERS:

/s/ McKinley J. Oswald
McKinley J. Oswald

/s/ McKinley M. Oswald
McKinley M. Oswald

/s/ Jason Matheny
Jason Matheny

/s/ Colby Allen
Colby Allen

/s/ JJ Oswald
JJ Oswald

THE SHAREHOLDERS’ REPRESENTATIVE:

/s/ McKinley J. Oswald
McKinley J. Oswald

Signature Page 2 of 2 to Agreement and Plan of Merger

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EXHIBIT A

Form of Escrow Agreement

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EXHIBIT B

Form of Lock-up Agreement

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EXHIBIT C

Directors and Officers of the Surviving Entity

Directors:

Name

Name

Name

Officers:

Chief Executive Officer	Name
Secretary	Name
Treasurer	Name

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